UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2013

SLM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Continental Drive, Newark, Delaware	19713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 283-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Forward-Looking and Cautionary Statements

This Form 8-K contains “forward-looking” statements and information based on management’s current expectations as of the date of this document. Statements that are not historical facts, including statements about our beliefs, opinions, or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. In particular, information included under “The Spin-off,” “SLM BankCo Following the Separation and Distribution,” “Pro Forma Financial Information,” and “Risk Factors” contain forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in “Risk Factors” in this Form 8-K and in Item 1A “Risk Factors” and elsewhere in the 2013 quarterly reports on Form 10-Q, the 2012 annual report on Form 10-K and subsequent filings of SLM Corporation (“Existing SLM”) with the Securities and Exchange Commission (“SEC”); increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which Existing SLM or the other SLM entities mentioned herein are a party; credit risk associated with exposure to third parties, including counterparties to derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). Existing SLM or the other SLM entities mentioned herein could also be affected by, among other things: changes in their funding costs and availability; reductions to their credit ratings or the credit ratings of the United States of America; failures of their operating systems or infrastructure, including those of third-party vendors; damage to their reputation; failures to successfully implement cost-cutting initiatives and adverse effects of such initiatives on their business; risks associated with restructuring initiatives, including their recently announced strategic plan to separate their existing operations into two, separate, publicly traded companies; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of earning assets versus our funding arrangements; changes in general economic conditions; the ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of pro forma condensed consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this Form 8-K are qualified by these cautionary statements and are made only as of the date of this document.

Existing SLM does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations, including as to its expectations regarding the terms of the spin-off or the relationship between SLM BankCo and NewCo after the spin-off.

Background

On May 29, 2013, Existing SLM first announced that it intends to separate into two distinct publicly-traded entities — an education loan management business and a consumer banking business. The education loan management business will be comprised primarily of Existing SLM’s portfolios of education loans not held by Sallie Mae Bank (the “Bank”) at the effective date of the spin-off, as well as servicing and collection activities on these loans and loans held by third parties. The consumer banking business, comprised primarily of the Bank and its private education loan origination business, the private education loans it holds and a related servicing business, will be a consumer banking franchise with expertise in helping families save, plan and pay for college.

Existing SLM is in the process of implementing its announced separation by way of a spin-off of its education loan management business in a new public company (“NewCo”), which is to be preceded by a related internal corporate reorganization. In connection with the spin-off, a newly incorporated, publicly-traded holding company (“SLM BankCo”) will succeed and continue to operate Existing SLM’s consumer banking business through the Bank and Upromise, Inc. and the insurance business. SLM BankCo will continue using the brand name “Sallie Mae” and trade under the symbol “SLM”.

Private education loan origination will continue to be operated out of the Bank as a subsidiary of SLM BankCo. The Bank was chartered in 2006 and is a Utah industrial bank regulated by the Utah Department of Financial Institutions (the “UDFI”) and the Federal Deposit Insurance Corporation (the “FDIC”). The Bank had total assets of $9.7 billion as of September 30, 2013, $6.2 billion of which were private education loans.

Existing SLM will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the spin-off of NewCo and, if it determines to proceed, to determine the distribution date for the shares of NewCo common stock to the U.S. holders of Existing SLM’s common stock. It is expected that the spin-off, if completed, will occur in the first half of 2014. The ability of Existing SLM to timely effect the spin-off is subject to customary conditions, including receipt of a private letter ruling from the Internal Revenue Service (“IRS”) to the effect the spin-off will be tax-free to SLM BankCo and Existing SLM stockholders. Existing SLM cannot assure that it will be able to complete the spin-off in a timely fashion, if at all. For these and other reasons, the spin-off may not be completed on the terms or timeline contemplated . Further, if the spin-off is completed, it may not achieve the intended results or SLM BankCo may, following the spin-off, not be composed as described in this Form 8-K. Any such difficulties could adversely affect Existing SLM’s business, results of operations or financial condition. Further information on the spin-off and SLM BankCo may be contained in future filings of Existing SLM with the SEC to the extent Existing SLM determines, in its sole discretion, to provide such information.

The Spin-off

If Existing SLM determines to proceed with the spin-off, there will first be an internal corporate reorganization of Existing SLM followed by a distribution of the shares of common stock of NewCo, on a 1-to-1 basis, to the holders of shares of Existing SLM common stock that implements the actual separation of the education loan management business. Before the spin-off can be effected, the Existing SLM board of directors will need to approve the record date and distribution date for the distribution of all of the issued and outstanding shares of NewCo.

For more information about NewCo and the spin-off, please refer to NewCo’s registration statement on Form 10 which was filed by New Corporation (the temporary name of NewCo) with the SEC on December 6, 2013 and which can be accessed at www.sec.gov/edgar. In reviewing the Form 10, investors should note that the plans regarding NewCo have not been finalized, and that the Form 10 is subject to amendment as those plans continue to evolve as well as in response to comments which may be received from the SEC.

Internal Corporate Reorganization

In connection with and just prior to the spin-off, Existing SLM will undergo an internal corporate reorganization. This reorganization is necessary to implement the separation of the education loan management business from the consumer banking business in a manner intended to be largely tax-free to SLM BankCo.

As part of the internal corporate reorganization, Existing SLM will form the following three new companies:

•	NewCo, which is initially a wholly owned subsidiary of Existing SLM;

•	SLM BankCo, which is initially a wholly owned subsidiary of Existing SLM; and

•	A limited liability company wholly owned by SLM BankCo that is referred to as “Merger Sub.”

Pursuant to Section 251(g) of the Delaware General Corporation Law (“DGCL”), by action of the Existing SLM board of directors and without the requirement for a stockholder vote, Existing SLM will merge with and into Merger Sub (the “SLM Merger”). As a result of the SLM Merger:

•	All issued and outstanding shares of Existing SLM common stock will be converted, through no action on the part of the holders thereof and by operation of law, into shares of SLM BankCo common stock, on a 1-to-1 basis;

•	Each series of issued and outstanding shares of Existing SLM’s 6.97% cumulative redeemable preferred stock, Series A, par value $.20 per share (the “Series A Preferred Stock”) and its floating rate non-cumulative preferred stock, Series B, par value $.20 per share (the “Series B Preferred Stock”) will be converted, through no action on the part of the holders thereof and by operation of law, into the same series of substantially identical shares of SLM BankCo preferred stock, on a 1-to-1 basis; and

•	Existing SLM will become a limited liability company wholly owned by SLM BankCo and will change its name.

SLM BankCo will change its name to “SLM Corporation.” Following the SLM Merger, through a series of internal transactions, all of the assets and liabilities related to the consumer banking business of Existing SLM, including the Bank, a new private education loan servicing company, the Upromise Rewards business and the insurance business, will be distributed by Existing SLM to SLM BankCo. Existing SLM will also distribute the capital stock of NewCo to SLM BankCo. In addition, SLM BankCo will retain $566 million primarily to offset the liability represented by SLM BankCo becoming the issuer of the Series A Preferred Stock and the Series B Preferred Stock as a result of the SLM Merger. Existing SLM, which will continue to hold substantially all of the assets and liabilities related to its education loan management businesses, will then be contributed by SLM BankCo to NewCo. Existing SLM’s liabilities included, as of September 30, 2013, its outstanding unsecured public debt of $18.7 billion and derivative contracts with a net liability of $792 million.

Once the internal corporate reorganization is completed, SLM BankCo (as the publicly-traded successor holding company to Existing SLM) will distribute all of the issued and outstanding shares of NewCo common stock, on the basis of one share of NewCo common stock for each share of Existing SLM common stock issued and outstanding as of the close of business on the record date for the distribution. The completion of the internal corporate reorganization is a condition to the distribution. For additional information regarding the internal corporate reorganization, please refer to NewCo’s Form 10.

SLM BankCo’s Post-Separation Relationship with NewCo

SLM BankCo will enter into a separation and distribution agreement with Existing SLM and NewCo (the “separation and distribution agreement”). In connection with the closing of the spin-off, SLM BankCo will enter into various other agreements with NewCo to effect the separation and provide a framework for its relationship with NewCo after the separation, such as a transition services agreement, a tax sharing agreement, an employee matters agreement, a loan servicing and administration agreement, a joint marketing agreement, a key services agreement, a data sharing agreement and a master lease agreement. For additional information regarding the separation and distribution agreement and the other transaction agreements, see the sections entitled “Risk Factors” and “Certain Relationships and Related Party Transactions“in this Form 8-K.

Reasons for the Separation

The Existing SLM board of directors believes that separating Sallie Mae into two companies—an education loan management business and a consumer banking business—is in the best interests of Existing SLM and its stockholders for a number of reasons, including that:

•	The consumer banking business and the education loan management business have evolved independently over time. The spin-off will allow investors to separately value SLM BankCo and NewCo based on their unique operating identities and strategies, including the merits, performance and future prospects of their respective businesses. The spin-off will also provide investors with two distinct and targeted investment opportunities.

•	SLM BankCo would be expected to have future cash flows that significantly exceed its future Series A Preferred Stock and Series B Preferred Stock dividend and debt service obligations.

•	The spin-off will allow each of SLM BankCo and NewCo to more effectively pursue its respective distinct operating priorities and strategies, which have diverged over time, and will enable the management of each company to focus on pursuing unique opportunities for long-term growth and profitability. The FFELP loan portfolio and related servicing businesses generate highly predictable income, but are in wind down as the universe of FFELP loans amortizes over a period of approximately 20 years. By contrast, the private education loan business is expected to grow over time as the Bank continues to originate and service more private education loans.

•	SLM BankCo and NewCo will have distinct regulatory profiles post-separation:

•	The Bank, a Utah industrial bank and insured depository institution, will continue to be subject to prudential bank regulatory oversight and periodic examination by both the UDFI and the FDIC. The Bank has voluntarily entered into the FDIC’s large bank supervision program. In addition, it is further expected that by the end of 2014 the Bank and SLM BankCo will be subject to the requirements established under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) applicable to institutions with total assets greater than $10 billion, including regulation by the Consumer Financial Protection Bureau (the “CFPB”) and the establishment of an independent risk committee.

•	NewCo will continue to be subject to CFPB enforcement, supervisory and examination authority. As a FFELP loan servicer, NewCo will continue to be subject to the Higher Education Act and related regulations, in addition to regulation, and periodic examinations, by the U.S. Department of Education. As a third-party service provider to financial institutions, NewCo will also continue to be subject to examination by the Federal Financial Institutions Examination Council. Although NewCo will not be subject to direct regulatory oversight by the FDIC, certain subsidiaries of NewCo that will continue to be third-party vendors of services to, and “institution affiliated parties” of, the Bank will continue to be subject to the FDIC’s examination and enforcement authority. In addition, to facilitate compliance with certain consumer information privacy laws during an information technology transition period post-separation in which both NewCo and SLM BankCo loans and associated customer accounts will continue to be serviced from a single information technology system hosted by Sallie Mae, Inc. (“SMI”), SMI will remain an affiliate of each of NewCo and SLM BankCo for broader bank regulatory purposes for the duration of that transition period. Among other things, this will mean that transactions between SMI and the Bank will remain subject to the affiliate transaction restrictions of Sections 23A and 23B of the Federal Reserve Act during this transition period.

•	The separation of NewCo from SLM BankCo will reduce the complexity of both organizations, creating greater transparency for investors and potentially unlocking further value in each company.

•	The spin-off will create an independent equity structure for each of SLM BankCo and NewCo that will afford each company direct access to the capital markets for the purpose of pursuing their unique operating strategies and facilitate the ability of each company to effect future alliances and acquisitions utilizing their respective common stock.

The Existing SLM board of directors also considered a number of potentially negative factors in evaluating the spin-off, including risks relating to the creation of a new publicly-traded company, increased expenses and one-time separation costs and the diversion of management time to oversee the separation and transition of services and functions between the two companies, but concluded that the potential benefits of the spin-off outweighed these factors. For more information, see the section entitled “Risk Factors” included in this Form 8-K.

Transaction Structure (simplified for illustrative purposes)

The diagram below shows the structure of Existing SLM before the internal corporate reorganization and the spin-off:

The diagram below shows the structure of SLM BankCo, as the publicly-traded successor to Existing SLM, immediately after completion of the internal corporate reorganization but before the spin-off:

The diagram below shows the structure of SLM BankCo and NewCo immediately after completion of the spin-off:

See the section entitled “The Spin-off—Internal Corporate Reorganization of Existing SLM Prior to the Distribution” for more information. As used in the three diagrams above and the descriptions of the internal corporate reorganization in this Form 8-K:

•	“Existing SLM” refers to the Delaware corporation that is SLM Corporation as of the date of this Form 8-K. As part of the internal corporate reorganization, Existing SLM will become a limited liability company and ultimately be contributed to, and become a wholly owned subsidiary of, NewCo.

•	“SLM BankCo” refers to New BLC Corporation, a newly-formed Delaware corporation that (a) is currently a subsidiary of Existing SLM and (b) after the internal corporate reorganization, will replace Existing SLM as the publicly-traded parent company pursuant to the SLM Merger and change its name to “SLM Corporation.” SLM BankCo will own and operate the consumer banking business and will be the company that distributes all of the issued and outstanding shares of NewCo common stock in the spin-off.

•	“NewCo” refers to New Corporation, a Delaware corporation that (a) is currently a subsidiary of Existing SLM, (b) as part of the internal corporate reorganization will be transferred by Existing SLM to, and become a subsidiary of, SLM BankCo and (c) will be distributed to the Existing SLM stockholders pursuant to the spin-off. NewCo was formed to own and operate Existing SLM’s education loan management business.

•	“Bank” refers to Sallie Mae Bank, a Utah industrial bank that (a) is currently a subsidiary of Existing SLM and (b) as part of the internal corporate reorganization, will be transferred by Existing SLM to, and become a subsidiary of, SLM BankCo.

•	“Upromise” refers to Upromise, Inc., a Delaware corporation that operates the Upromise Rewards program that (a) is currently a subsidiary of Existing SLM and (b) as part of the internal corporate reorganization will be transferred by Existing SLM to, and become a subsidiary of, SLM BankCo.

•	“Insurance Business” refers to the Existing SLM insurance services business which offers tuition insurance, renters insurance and student health insurance to college students and higher education institutions. The Insurance Business (a) is currently operated through one or more subsidiaries of Existing SLM and (b) as part of the internal corporate reorganization will be transferred by Existing SLM to, and be operated through one or more subsidiaries of, SLM BankCo.

•	“SMI” refers to Sallie Mae, Inc., a Delaware corporation that is currently a subsidiary of Existing SLM and is responsible for most of its servicing and collection businesses. In connection with the internal corporate reorganization, SMI will contribute some of the assets and liabilities of its private education loan servicing business to a new subsidiary, referred to herein as Private ServiceCo. After the internal corporate reorganization, SMI will remain a subsidiary of Existing SLM and be an indirect subsidiary of NewCo.

•	“Private ServiceCo” refers to SMB Servicing Company, Inc., a Delaware corporation formed to hold the private education loan services assets to be transferred to it by SMI. Private ServiceCo is currently a subsidiary of SMI and as part of the internal corporate reorganization will be transferred to, and become a subsidiary of, SLM BankCo.

•	“SLMIC” refers to Sallie Mae Investment Corporation, a Rhode Island corporation that owns the residual interests of the FFELP Loans and private education loans that have been funded through securitization trusts. SLMIC is currently a subsidiary of Existing SLM and after the internal corporate reorganization will remain a subsidiary of Existing SLM and be an indirect subsidiary of NewCo.

•	“Unsecured Debt” refers to Existing SLM’s unsecured public indebtedness of $18.7 billion outstanding as of September 30, 2013, consisting of the senior notes and medium term notes. After the internal corporate reorganization, the Unsecured Debt will remain the obligation of Existing SLM, which will be a subsidiary of NewCo.

•	“Preferred Stockholders” refers to the holders of Existing SLM’s outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock. As part of the internal corporate reorganization and pursuant to the SLM Merger, all of the outstanding shares of Existing SLM Series A Preferred Stock and Series B Preferred Stock will be converted, on a 1-to-1 basis, into shares of SLM BankCo preferred stock without any action being required by these holders.

SLM BankCo Following the Spin-off

Existing SLM, more commonly known as Sallie Mae, continues to be the nation’s leading saving, planning and paying for education company. For over 40 years, Sallie Mae has made a difference in students’ and families’ lives, helping more than 31 million Americans pay for college. SLM BankCo will continue the Sallie Mae tradition of promoting responsible financial habits that help our customers dream, invest and succeed by providing a range of products to help families whether college is a long way off or right around the corner.

SLM BankCo will continue to originate private education loans by promoting products on campus through the financial aid office and through direct marketing to students and their families in the education loan market. “Private educations loans” means education loans that are non-federal loans, not insured, and subject to the full credit risk of the customer and co-signor. Private education loans are generally not dischargeable in bankruptcy.

SLM BankCo will provide ongoing private education loan servicing and collection on loans it originates and sells to third parties as a secondary fee-based business. It will also continue to offer various products both to help families save for college – including its free Upromise service that provides financial rewards on everyday purchases – and to protect their college investment through tuition, rental and life insurance services.

SLM BankCo will continue to fund private education loan originations through retail and brokered deposits, and obtain additional funding through sales of private education loans and their securitization.

Business of SLM BankCo

The following description of the business of SLM BankCo is based in part on the Bank’s current business plan. The Bank’s business plan has been approved and is subject to periodical review by the board of directors of each of Existing SLM and the Bank. The Bank’s business plan is also being reviewed annually by the FDIC as the Bank’s regulator. The business plan is based on assumptions and other factors that are subject to change.

Private Education Loans. SLM BankCo will market, price, underwrite and disburse its private education loan products. To maintain high credit standards, it will:

•	focus its business on helping students attending four year and graduate schools;

•	continue the use of regularly revised and updated statistical underwriting models utilizing ten or more years of proprietary credit performance data;

•	generally require a credit qualified co-signer as a co-obligor; and

•	certify and disburse all private education loans through schools.

In 2009, Existing SLM introduced, and SLM BankCo will continue, the Smart Option private education loan product emphasizing in-school payment features to minimize total finance charges. The product features three repayment types. The first two, Interest Only and $25 Fixed Pay options, require monthly payments while the student is in school and they accounted for approximately 57 percent of the private education loans originated during the nine months ended September 30, 2013. The third repayment option is the more traditional deferred private education loan product where customers do not begin making payments until after graduation.

Private Education Loan Servicing. A subsidiary of SLM BankCo (“Private ServiceCo”) will provide servicing and loan collection for private education loans originated and held by the Bank, as well as those sold or securitized by SLM BankCo to third parties. As part of the separation of the consumer banking business and the education loan management business, SLM BankCo will obtain ownership and transition into management and operation of all assets and personnel needed to operate all aspects of its private education loan business from asset origination to asset servicing to asset funding. Over time, SLM BankCo’s business plan contemplates seeking additional funding, liquidity and revenue from the sale or securitization of loan assets it originates as well as the servicing of these loan assets it sells to third parties. SLM BankCo’s business plan does not contemplate servicing financial assets originated by other institutions. The physical and logical separation of SLM BankCo’s servicing and collection platforms from those of NewCo is currently expected to be completed within twelve months after completion of the separation, but could take significantly longer. During that period, SLM BankCo private education loan servicing will be conducted by NewCo, the Bank and Private ServiceCo employees pursuant to various transition agreements. For further detail on these agreements, see below at “Certain Relationships and Related Party Transactions” and “Risk Factors.”

Upromise Rewards. The Upromise Rewards save-for-college membership program stands alone as a consumer service committed exclusively to helping Americans save money for higher education. Membership is free and each year more than one million customers enroll as members to use the service. Members earn money for college by receiving cash back when shopping at on-line or brick-and-mortar retailers, booking travel, dining out or buying gas or groceries at participating merchants or by using their Upromise MasterCard. As of September 30, 2013, more than 800 merchants participated by providing discounts on purchases that are returned to the customer. Since inception, Upromise Rewards members have saved nearly $800 million for college, and more than 300,000 members actively use the Upromise Rewards credit card for everyday purchases.

SallieMae Insurance Services. Through the existing Sallie Mae Insurance Services venture, SLM BankCo will continue to partner with an established insurance brokerage to offer America’s college students and young adults insurance programs that address their unique life-stage needs, including tuition insurance, renters insurance, life insurance and health insurance.

SLM BankCo Funding Sources

Deposits. The Bank gathers low cost retail deposits through its direct banking platform which serves as an important source of funding. The Bank also utilizes brokered deposits as needed to supplement its funding needs and enhance its liquidity position. As of September 30, 2013, the Bank had $8.0 billion of customer deposits, representing 81 percent of interest earning assets, composed of $2.8 billion of retail deposits, $4.7 billion of brokered deposits and $0.5 billion of other deposits on a pro forma basis.

Loan Sales and Securitizations. Prior to the spin-off, Existing SLM operates its private education loan business as an integrated set of activities and uses various subsidiaries to perform the functions necessary to underwrite, originate, fund in the short-term, fund long-term, service and collect private education loans. These private education loans are originated by the Bank and funded with its deposits. During the nine-month period ended September 30, 2013 and the year-ended December 31, 2012, the Bank sold loans to Existing SLM affiliates in the amount of $2.3 billion and $2.6 billion, respectively. During the same periods, the Bank originated $3.2 billion and $3.3 billion of private education loans.

After the spin-off, SLM BankCo may continue to sell private education loans to third parties through an open auction process as well as through securitization transactions. It may retain servicing of these transferred private education loans at prevailing market rates for such services. As such, it may incur gains and losses on sales in future periods. Loan sales and securitization volumes will be determined to prudently manage SLM BankCo’s asset values, growth rates, and capital and liquidity needs. NewCo may participate in any open auction process on arm’s length terms. While there may be limited, near-term private education loans sales to NewCo to facilitate an orderly transition after the spin-off, neither SLM BankCo nor NewCo will have any ongoing obligation to buy or sell private education loans to the other.

Competitive Strengths

SLM BankCo will have the following competitive strengths:

Industry Leader with the Most Recognized Brand in Education Loan Industry. SLM BankCo will continue operating the private education loan origination business of Existing SLM under the brand “Sallie Mae”. Once the separation from Existing SLM is complete, SLM BankCo operations will contain all the capabilities, resources and personnel responsible for generating Existing SLM’s private education loan originations.

Simple Low Cost Delivery System. SLM BankCo will leverage an experienced regional-based sales force and a well-established loan origination network that operates through financial aid offices, direct marketing and the internet without the need for a physical distribution infrastructure. It will also benefit from the ability of the Bank to gather deposits and to service accounts online without need of a branch network.

Disciplined Credit Approach. SLM BankCo will continue a disciplined approach to credit. It will use a proprietary scorecard and deploy experienced credit analysts for selective review. Since the introduction of the Smart Option loan in 2009, approximately 90 percent of Existing SLM Smart Option loans have co-signers. As of September 30, 2013, the average FICO score at origination for Existing SLM Smart Option loans was 745. To reinforce responsible borrowing, SLM BankCo will continue to disburse loan proceeds directly to schools, encourage customers to make payments while in school, and send statements to borrowers and cosigners during matriculation.

Strong Capital Position and Experienced Funding Capabilities. The Bank is well-capitalized. As of September 30, 2013, it had a Tier 1 risk-based capital ratio of 15.43 percent.

In addition, as currently proposed as part of the separation, SLM BankCo will serve as an additional source of strength by having approximately $70 million of equity from subsidiaries other than the Bank at the closing date of the spin-off plus $165 million of Series A Preferred Stock and $400 million of Series B Preferred Stock. The existing Series B Preferred Stock could potentially qualify as Additional Tier 1 capital under Basel III standards were Basel III to apply at the SLM BankCo level.

SLM BankCo will also retain that Existing SLM’s experienced capital markets team currently responsible for securitizing Existing SLM’s private education loans in the asset-backed market.

Attractive Customer Base. SLM BankCo’s customer base will be dominated by college students, graduate students and credit qualified co-signers. SLM BankCo’s customer base also includes more than 12 million Upromise members who enroll in the college saving service. Customers who are customers of Existing SLM or will become customers of SLM BankCo through the Sallie Mae and Upromise brands following the spin-off may also use SLM BankCo’s other products. Approximately 49 percent of the Bank’s depositors have another product with Existing SLM.

Experienced Management Team. SLM BankCo’s management team are experienced industry professionals with extensive expertise in managing rigorous underwriting, marketing, servicing, collection and financing platforms. Most have at least 25 years of experience in the financial services and consumer banking industries. The SLM BankCo leadership team have been key players in the development and execution of the private education loan and consumer banking strategy of Existing SLM, including the design of the Smart Option product.

Private Education Loan Market

SLM BankCo will continue to encourage families to adopt a “1-2-3 approach” to paying for college: First, use scholarships, grants, saving, and current income; second, explore more economical federal loan options; and third, use private education loans to fund any remaining gap.

Private education loans help students and families fill the gap between their own resources, financial aid, federal education loans, and the total cost of college. Historically, private education loans have not replaced federal grants and education loans or state and institutional grants.

The interplay between federal and private education loans, their respective lending limits, terms, conditions and interest rate structures has changed significantly over time. Most notably, federal education lending has increased borrowing limits on undergraduate borrowing and expanded to include loans made to graduate students and parents of undergraduate students sufficient to cover the full cost of college and graduate school attendance. The evolution of the Smart Option private education loan products might allow SLM BankCo to effectively compete on interest rates and terms with these expanded federal education loan offerings to graduate students and parents.

Key Drivers of Private Education Loan Market Growth

The size of the private education loan market is based on three primary factors: college enrollment levels, the costs of attending college and the availability of funds from the federal government to pay for a college education. The amounts that students and their families can contribute toward a college education and the availability of scholarships and institutional grants are also important. If the cost of education continues to increase at a pace exceeding family income and savings growth and the availability of federal fund grants, and scholarships remains constant or decreases, more students and families can be expected to borrow privately. If enrollment levels or college costs decline or the availability of federal fund grants, and scholarships significantly increase, private education loan originations could decrease.

For Academic Year (“AY”) 2012-2013, private education loans were primarily originated by Existing SLM, six large lenders and numerous credit unions.

College Enrollment Levels

Undergraduate and graduate enrollments at 4-year institutions increased by approximately 16 percent from 2007 to 2011 and enrollment is projected to increase by 11 percent from 2012 to 2021.

Historical and Projected Enrollment at Four-Year Degree-Granting Institutions

(in millions)

Source: U.S. Department of Education, National Center for Education Statistics, Projections of Education Statistics to 2021 (NCES 2013-008, January 2013), tables 23 and 25; 2011 actual data from Digest of Education Statistics, 2012, table 226.

Costs of Attending College

Average tuition and fees at four-year public institutions and four-year private institutions were $8,893 and $30,094, respectively for AY 2013-2014 and have increased at a compound annual growth rate of 6.7 percent and 4.7 percent, respectively, since AY 2003-2004.

Cost of Attendance(1)

Cumulative % Increase from AY 2003-2004

(1)    Source: The College Board — Trends in College Pricing 2013. © 2013 The College Board. www.collegeboard.org. (1) Cost of attendance is in current dollars and includes tuition, fees and on-campus room and board.

Tuitions and fees represent only a portion of total costs of attendance. Based on data on room and board, books and supplies and transportation costs available to it, Existing SLM estimates that total costs of college attendance have grown from approximately $324 billion for AY 2007-2008 to approximately $438 billion for AY 2012-2013.

Availability of Federal and Private Funds

There has been a 48 percent increase in borrowing from federal loan programs since AY 2007-2008. In the AY 2012-2013, according to the College Board (Source: The College Board – Trends in Student Aid 2013. © 2013 The College Board. www.collegeboard.org), borrowing from federal loan programs totaled $101.5 billion, an increase of 136 percent since AY 2002-2003. Besides growth from increased enrollments, a substantial portion of this increase was driven by the creation of the Grad PLUS program in 2006 and increases in federal borrowing limits in 2007 and 2008 – the first increase in loan limits since 1993. The College Board also reported that, over the same time period, federal grants increased 198 percent to $47 billion. In AY 2012-2013, borrowing from private education loan programs increased to an estimated $7.2 billion, up 13 percent over the previous year, an increase of 3 percent as compared to AY 2002-2003 levels. The recent drop in borrowing from private education loan programs from the peak of $21 billion in AY 2007-2008 may have been caused in large measure by increases in federal loan limits and the availability of federal funds, as well as the subsequent strengthening of private education loan underwriting standards.

Key Performance Metrics

Net Interest Margin. Initially, SLM BankCo’s principal source of revenue will be net interest margin, the difference between the interest income it will receive on interest-earning assets (primarily private education loans) and the interest expense SLM BankCo will incur on interest-bearing liabilities (primarily deposits). Non-interest income sources will include gains from the periodic sales of student loans, fees generated from Upromise Rewards and servicing fees earned from loans sold to third parties. For additional information relevant to SLM BankCo’s net interest margin pro forma for the effects of the separation and distribution, see “Certain Financial and Statistical Information of SLM BankCo and the Bank–Net Interest Margin.”

Key Credit Quality Indicators. The key credit quality indicators for private education loans are FICO scores, the existence of a cosigner, the loan status and loan seasoning. The FICO score is assessed at origination and maintained through the traditional/non-traditional loan designation. The other private education loan key quality indicators can change and are incorporated quarterly into the allowance for loan losses calculation. For additional information relevant to the Bank’s key credit quality indicators, see “Certain Financial and Statistical Information of SLM BankCo and the Bank– Key Credit Quality Indicators.”

Supervision and Regulation

The Bank was chartered in 2006 and is a Utah industrial bank regulated by the FDIC and the UDFI. SLM BankCo is currently not, and as a result of the spin-off will not be, a bank holding company and therefore is not and will not be subject to the regulation applicable to bank holding companies. However, SLM BankCo and its non-bank subsidiaries are, and will following the spin-off continue to be, subject to regulation and oversight as institution-affiliated parties.

The following discussion sets forth some of the elements of the bank regulatory framework that is, and will following the spin-off continue to be, applicable to SLM BankCo, the Bank and its other non-bank subsidiaries. The below is not a comprehensive description of the applicable bank regulatory framework and other statutory and regulatory provisions apply. To the extent that the following information describes any provisions, it is qualified in its entirety by reference to the particular statutory or regulatory provision.

General

The Bank is currently, and will following the spin-off continue to be, subject to primary regulation and examination by the FDIC and the UDFI. Numerous other federal and state laws as well as regulations promulgated by the FDIC and the state banking regulator govern almost all aspects of the operations of the Bank and, to some degree, SLM BankCo and its non-bank subsidiaries as institution-affiliated parties.

The Bank’s, and indirectly SLM BankCo’s, current bank regulatory framework is and will continue to be impacted by the Dodd-Frank Act. The Dodd-Frank Act was adopted to reform and strengthen regulation and supervision of the U.S. financial services industry. It contains comprehensive provisions to govern the practices and oversight of financial institutions and other participants in the financial markets. It imposes significant regulations, additional requirements and oversight on almost every aspect of the U.S. financial services industry, including increased capital and liquidity requirements, limits on leverage and enhanced supervisory authority. It requires the issuance of many implementing regulations which will take effect over several years, making it difficult to anticipate the overall impact to SLM BankCo, the Bank, their customers, or the financial industry more generally. While the overall impact cannot be predicted with any degree of certainty, SLM BankCo and its affiliates, including the Bank, are and will continue to be affected by the Dodd-Frank Act in a wide range of areas.

The Consumer Financial Protection Act, a part of the Dodd-Frank Act, established the CFPB, which has broad authority to write regulations under federal consumer financial protection laws and to directly or indirectly enforce those laws and examine financial institutions for compliance. It is authorized to collect fines and provide consumer restitution in the event of violations, engage in consumer financial education, track consumer complaints, request data and promote the availability of financial services to underserved consumers and communities. It has authority to prevent unfair, deceptive or abusive practices by issuing regulations that define the same or by using its enforcement authority without first issuing regulations. The CFPB has been active in its supervision, examination and enforcement of financial services companies, most notably bringing enforcement actions imposing fines and mandating large refunds to customers of several large banking institutions for practices relating to the sale of additional products associated with the extension of consumer credit.

Listed below are some of the most significant existing rules and regulations and some of the most recent and pending regulatory changes that have the potential to affect one or more of the businesses of SLM BankCo, the Bank and SLM BankCo’s non-bank affiliates.

Actions by Federal and State Regulators

Like all depository institutions, the Bank is regulated extensively under federal and state law. Under federal and state laws and regulations pertaining to the safety and soundness of insured depository institutions, the UDFI and separately the FDIC as the insurer of bank deposits have the authority to compel or restrict certain actions on the Bank’s part if they determine that it has insufficient capital or other resources, or is otherwise operating in a manner that may be deemed to be inconsistent with safe and sound banking practices. Under this authority, the Bank’s regulators can require it to enter into informal or formal supervisory agreements, including board resolutions, memoranda of understanding, written agreements and consent or cease and desist orders, pursuant to which the Bank would be required to take identified corrective actions to address cited concerns and to refrain from taking certain actions.

Enforcement Powers

The Bank and SLM BankCo and its nonbank subsidiaries as “institution-affiliated parties,” including their management, employees, agents, independent contractors and consultants, such as attorneys and accountants and others who participate in the conduct of the institution’s affairs, are generally subject to potential civil and criminal penalties for violations of law, regulations or written orders of a government agency. Violations can include failure to timely file required reports, filing false or misleading information or submitting inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations and criminal penalties for some financial institution crimes may include imprisonment for 20 years. Regulators have flexibility to commence enforcement actions against institutions and institution-affiliated parties, and the FDIC has the authority to terminate deposit insurance. When issued by a banking agency, cease-and-desist and similar orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions determined to be appropriate by the ordering agency. The federal banking regulators also may remove a director or officer from an insured depository institution (or bar them from the industry) if a violation is willful or reckless.

The Bank is currently subject to a cease and desist order originally issued in August 2008 by the FDIC and the UDFI. In July 2013, the FDIC notified the Bank that it plans to replace the existing cease and desist order with a new formal enforcement action that will more specifically address certain cited violations of Section 5 of the Federal Trade Commission Act (the “FTC Act”), including with respect to the Servicemembers Civil Relief Act (the “SCRA”), and the Equal Credit Opportunity Act (the “ECOA”) and its implementing regulation, Regulation B. In November 2013, the FDIC notified the Bank that the new formal enforcement action will include civil money penalties and restitution obligations. The Bank has been notified by the UDFI that it does not intend to join the FDIC in issuing the new enforcement action. With respect to the alleged civil violations of Section 5 of the FTC Act relating to the SCRA, Existing SLM is currently also in discussions with the Department of Justice (the “DOJ”), as the agency having primary authority for enforcement of SCRA matters, regarding settlement, remediation and a comprehensive restitution plan. The Bank is included in this inquiry as the originator of the loans serviced by SMI. Following the spin-off, the Bank will continue to oversee significant activities performed outside the Bank by affiliates and SLM BankCo and the Bank may be required to, or otherwise determine to, make changes to the business practices and products of the Bank and SLM’s other affiliates to respond to regulatory concerns. It is currently impossible to estimate a range of potential exposure, if any, to amounts that may be payable or costs that must be incurred to comply with the terms of any order in connection with the above pending regulatory enforcement actions.

Standards for Safety and Soundness

The Federal Deposit Insurance Act (the “FDIA”) requires the federal bank regulatory agencies such as the FDIC to prescribe, by regulation or guideline, operational and managerial standards for all insured depository institutions, such as the Bank, relating to: internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, and asset quality. The agencies also must prescribe standards for asset quality, earnings, and stock valuation, as well as standards for compensation, fees and benefits. The federal banking regulators have adopted regulations and interagency guidelines prescribing standards for safety and soundness to implement these required standards. These guidelines set forth the safety and soundness standards used to identify and address problems at insured depository institutions before capital becomes impaired. Under the regulations, if a regulator determines that a bank fails to meet any standards prescribed by the guidelines, the regulator may require the bank to submit an acceptable plan to achieve compliance, consistent with deadlines for the submission and review of such safety and soundness compliance plans.

Dividends

SLM BankCo is a legal entity separate and distinct from its subsidiaries, including the Bank. A substantial portion of SLM BankCo’s funds after the spin-off will be received in the form of dividends paid by the Bank as its principal subsidiary and its other non-bank subsidiaries. The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the institution would thereafter be undercapitalized. In addition, federal banking regulation applicable to the Bank require minimum levels of capital that limit the amounts available for payment of dividends. In addition, many regulators have a policy, but not a requirement, that a dividend payment should not exceed net income to date in the current year. Finally, the ability of the Bank to pay dividends, and the contents of its respective dividend policy, could be impacted by a range of regulatory changes made pursuant to the Dodd-Frank Act, many of which will require final implementing rules to become effective. While all of these factors restrict the Bank’s ability to pay dividends, the Bank may, subject to regulatory approval, make dividend payments to SLM BankCo once it is operating as a stand-alone institution following the spin-off.

Capital Requirements under Basel III

The current risk-based capital guidelines that apply to the Bank are based on the 1988 Basel I capital accord. In 2007, the federal banking regulators established capital standards based on the advanced internal ratings-based approach for credit risk and the advanced measurement approaches for operational risk contained in the Basel Committee’s second capital accord, referred to as “Basel II,” for the largest and most internationally active U.S. banking organizations, which do not and, following the spin-off, will not include the Bank. In December 2010, the Basel Committee reached agreement on a revised set of regulatory capital standards: Basel III. These new standards, which are aimed at increasing the quality and quantity of regulatory capital, seek to further strengthen financial institutions’ capital positions by mandating a higher minimum level of common equity to be held, along with a capital conservation buffer to withstand future periods of stress.

In July 2013, the federal banking regulators issued the U.S. Basel III final rule. The final rule implements the Basel III capital framework and certain provisions of the Dodd-Frank Act, including the Collins Amendment. Certain aspects of the final rule, such as the new minimum capital ratios and the revised methodology for calculating risk-weighted assets, will become effective on January 1, 2015 for the Bank. Other aspects of the final rule, such as the capital conservation buffer and the new regulatory deductions from and adjustments to capital, will be phased in over several years beginning on January 1, 2015.

Consistent with the Basel Committee’s Basel III capital framework, the U.S. Basel III final rule includes a new minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 4.5 percent and a Common Equity Tier 1 capital conservation buffer of greater than 2.5 percent of risk-weighted assets that will apply to all U.S. banking organizations, including the Bank. Failure to maintain the capital conservation buffer will result in increasingly stringent restrictions on a banking organization’s ability to make dividend payments and other capital distributions and pay discretionary bonuses to executive officers. The final rule also increases the minimum ratio of Tier 1 capital to risk-weighted assets from 4 percent to 6 percent, while maintaining the current minimum total risk-based capital ratio of 8 percent. In addition, for the largest and most internationally active U.S. banking organizations, which do not, and following the spin-off will not, include the Bank, the final rule includes a new minimum supplementary leverage ratio that takes into account certain off-balance sheet exposures.

The U.S. Basel III final rule focuses regulatory capital on Common Equity Tier 1 capital, and introduces new regulatory adjustments and deductions from capital as well as narrower eligibility criteria for regulatory capital instruments. The new eligibility criteria for regulatory capital instruments results in, among other things, cumulative perpetual preferred stock not qualifying as Tier 1 capital.

For additional information on the Bank’s capital, please see “Pro Forma Financial Information” and “Certain Financial and Statistical Information of SLM BankCo and the Bank—Bank Capital”.

Stress Testing Requirements

As of September 30, 2013, the Bank had total assets of $9.7 billion and, by the end of 2013, its total assets may exceed $10 billion. Once the Bank’s average total assets over four consecutive quarters exceed $10 billion, it will subsequently become subject to annual Dodd-Frank stress testing requirements.

The Dodd-Frank Act imposes stress test requirements on banking organizations with total consolidated assets of more than $10 billion. The FDIC’s implementing regulations require FDIC-regulated depository institutions, such as the Bank, to conduct annual company-run stress test scenarios provided by the FDIC and publish a summary of those results.

Deposit Insurance and Assessments

Deposits at the Bank are insured by the Deposit Insurance Fund (the “DIF”) as administered by the FDIC, up to the applicable limits established by law. The Dodd-Frank Act amended the statutory regime governing the DIF. Among other things, the Dodd-Frank Act established a minimum designated reserve ratio (“DRR”) of 1.35 percent of estimated insured deposits, required that the fund reserve ratio reach 1.35 percent by September 30, 2020, and directed the FDIC to amend its regulations to redefine the assessment base used for calculating deposit insurance assessments. Specifically, the Dodd-Frank Act requires the assessment base to be an amount equal to the average consolidated total assets of the insured depository institution during the assessment period, minus the sum of the average tangible equity of the insured depository institution during the assessment period and an amount the FDIC determines is necessary to establish assessments consistent with the risk-based assessment system found in the FDIA.

In December of 2010, the FDIC adopted a final rule setting the DRR at 2.0 percent. Furthermore, on February 7, 2011, the FDIC issued a final rule changing its assessment system from one based on domestic deposits to one based on the average consolidated total assets of a bank minus its average tangible equity during each quarter. The February 7, 2011, final rule modifies two adjustments added to the risk-based pricing system in 2009 (an unsecured debt adjustment and a brokered deposit adjustment), discontinues a third adjustment added in 2009 (the secured liability adjustment), and adds an adjustment for long-term debt held by an insured depository institution where the debt is issued by another insured depository institution. Under the February 7, 2011, final rule, the total base assessment rates will vary depending on the DIF reserve ratio.

On November 12, 2009, the FDIC imposed a requirement on all financial institutions to prepay three years of FDIC insurance premiums.

With respect to brokered deposits, an insured depository institution must be well-capitalized in order to accept, renew or roll over such deposits without FDIC clearance. An adequately capitalized insured depository institution must obtain a waiver from the FDIC in order to accept, renew or roll over brokered deposits. Undercapitalized insured depository institutions generally may not accept, renew or roll over brokered deposits. For more information on the Bank’s deposits, see “Certain Financial and Statistical Information of SLM BankCo and the Bank—Deposits.”

Regulatory Examinations

The Bank currently undergoes, and will following the spin-off continue to undergo, regular on-site examinations by the Bank’s regulators, which examine for adherence to a range of legal and regulatory compliance responsibilities. A bank regulator conducting an examination has complete access to the books and records of the examined institution. The results of the examination are confidential. The cost of examinations may be assessed against the examined institution as the agency deems necessary or appropriate.

Consumer Protection Regulations

The activities of the Bank are, and will following the spin-off be, subject to a variety of statutes and regulations designed to protect consumers. Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to federal laws applicable to credit transactions, such as:

•	The federal Truth-In-Lending Act and Regulation Z issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), governing disclosures of credit terms to consumer borrowers;

•	The ECOA and Regulation B issued by the Federal Reserve Board, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	The Fair Credit Reporting Act and Regulation V issued by the Federal Reserve Board, governing the use and provision of information to consumer reporting agencies;

•	The Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	The SCRA applying to all debts incurred prior to commencement of active military service (including credit card and other open-end debt) and limiting the amount of interest, including service and renewal charges and any other fees or charges (other than bona fide insurance) that is related to the obligation or liability.

The Bank’s deposit operations also are subject to:

•	The Truth in Savings Act and Regulation DD issued by the Federal Reserve Board, which require disclosure of deposit terms to consumers;

•	Regulation CC issued by the Federal Reserve Board, which relates to the availability of deposit funds to consumers;

•	The Right to Financial Privacy Act, which imposes a duty to maintain the confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	The Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

There are also a number of significant consumer protection standards that apply to functional areas of operation and consumer protection regulations related to automated overdraft payment programs offered by financial institutions.

Consumer Financial Protection Bureau

The CFPB has assumed regulatory oversight of the private education loan industry. Oversight responsibilities of most consumer protection laws and regulations transferred from a bank’s primary regulator to the CFPB. Once the Bank has four consecutive quarters with total assets of at least $10 billion, the CFPB will become its primary compliance supervisor. The UDFI and FDIC will remain the prudential regulatory authorities with respect to the Bank’s financial strength.

Education Loan Industry

The CFPB’s July 2012 Report on the industry provided many insights on the evolution of the industry and the CFPB’s continuing concerns. The CFPB’s primary recommendations to Congress in the Report are not likely to negatively affect SLM BankCo’s portfolio of private education loans. But future efforts by Congress or the CFPB to make the terms on which private education loan interest may be charged or principal collected more in conformance with federal education loan programs could significantly and materially affect the profitability of SLM BankCo’s loan portfolio. The CFPB’s focus on the concerns of students extends beyond the terms and conditions of private education loans and includes the following:

•	The Dodd-Frank Act created a Private Education Loan Ombudsman within the CFPB to receive and attempt to informally resolve inquiries about private education loans. The Private Education Loan Ombudsman reports to Congress annually on the trends and issues that it identifies through this process. On October 16, 2012, the Ombudsman submitted its first report based on 2,900 inquiries, finding that borrowers tended to report problems with their loan servicing and repayment options. The report draws conclusions about problems in education loan servicing and suggests Congress consider further steps to provide loan modifications or refinancing opportunities for troubled borrowers. Most of the inquiries that received from customers via the CFPB process are made by borrowers facing difficulty in repayment due to unemployment and underemployment due to the faltering economy.

•	The CFPB announced on February 21, 2013 that it is seeking information on options available to borrowers having difficulty repaying their loans. The deadline for submission of information to the CFPB was April 8, 2013.

•	On May 8, 2013, the CFPB published a report highlighting the ways in which private student loan debt can be a roadblock to financial soundness for consumers. The report analyzes the impacts of private student loan burdens on the broader economy, assesses recent actions of policymakers in the student loan market and discusses policy options put forth by the public regarding private student loans. Reports such as these may continue to influence regulatory developments in the student lending market. The report proposed a number of considerations for policymakers and market participants, such as refinancing relief and monthly payments more closely correlated with a borrower’s debt-to-income ratio. Certain of these CFPB recommendations in the report could negatively affect SLM BankCo’s private education loan portfolio if implemented.

Source of Strength

Under the Dodd-Frank Act, SLM BankCo is required to serve as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances when SLM BankCo might not do so absent the statutory requirement. Any loans by SLM BankCo to the Bank would be subordinate in right of payment to depositors and to certain other indebtedness of the Bank.

Community Reinvestment Act

The Community Reinvestment Act requires the FDIC to evaluate the record of the Bank in meeting the credit needs of its local community, including low and moderate income neighborhoods. These evaluations are considered in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could result in additional requirements and limitations on the Bank.

Privacy Laws

Financial institutions are required to disclose their policies for collecting and protecting confidential customer information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties, with some exceptions, such as the processing of transactions requested by the consumer. Financial institutions generally may not disclose certain consumer or account information to any nonaffiliated third-party for use in telemarketing, direct mail marketing or other marketing. Federal and state banking agencies have prescribed standards for maintaining the security and confidentiality of consumer information, and the Bank is subject to such standards, as well as certain federal and state laws or standards for notifying consumers in the event of a security breach.

In addition, certain privacy laws, including the Gramm-Leach-Bliley Act, require that certain of subsidiaries of NewCo will continue to be third-party vendors of services to, and “institution affiliated parties” of, the Bank and be subject to the FDIC’s examination and enforcement authority following the spin-off. In order to facilitate compliance with certain consumer information privacy laws during an information technology transition period post-spin-off in which SLM BankCo and NewCo loans and associated customer accounts will continue to be serviced from a single information technology system hosted by SMI, SMI will remain an affiliate of each of SLM BankCo and Newco for broader bank regulatory purposes for the duration of that transition period. Among other things, this will mean that transactions between SMI and the Bank will remain subject to the affiliate transaction restrictions of Sections 23A and 23B of the Federal Reserve Act during this transition period.

Pro Forma Financial Information

The following unaudited condensed consolidated financial information of SLM BankCo for the nine months ended September 30, 2013 and the year ended December 31, 2012 adjusted pro forma for the effects of the spin-off has been derived from Existing SLM’s unaudited consolidated financial statements for the nine months ended September 30, 2013 and its audited consolidated financial statements for the year ended December 31, 2013. The historical financial information of Existing SLM has first been adjusted to carve out and represent only those operations, assets, liabilities and equity that will form part of SLM BankCo on a stand-alone basis.

The stand-alone SLM BankCo financial information is comprised of financial information relating to the Bank, Upromise Rewards, the Sallie Mae insurance business, and the private education loan origination functions. Also included are certain general corporate overhead expenses and shared costs allocated to SLM BankCo. The stand-alone SLM BankCo financial information as shown herein is also reported in the “Unaudited Pro Forma Condensed Consolidated Financial Statements” in the column headed “Stand-alone SLM BankCo” in the registration statement on Form 10 that NewCo filed with the SEC on December 6, 2013.

The stand-alone SLM BankCo financial information has then been adjusted to give effect to the internal corporate reorganization and the separation of the education loan management business by way of a share distribution. The unaudited condensed consolidated income statements of SLM BankCo for the year ended December 31, 2012 and the nine months ended September 30, 2013 are adjusted pro forma for the effects of the separation and distribution as if it had been completed on January 1, 2012. The stand-alone SLM BankCo Financial Information has further been adjusted pro forma for the effects of the spin-off by reflecting the following: The spin-off will be accounted for as a distribution by means of a tax-free distribution of the shares of common stock of NewCo, on a 1-to-1 basis, to the holders of shares of Existing SLM common stock that implements the actual separation of the education loan management business from SLM BankCo. The spin-off will also account for the transfer of certain assets and liabilities that were historically operated by NewCo and that will be held by SLM BankCo, SLM BankCo’s anticipated post-separation capital structure and the impact of, and transactions contemplated by, certain agreements entered into by SLM BankCo in connection with the spin-off.

The unaudited condensed consolidated financial statements of SLM BankCo adjusted pro forma for the effects of the spin-off do not give effect to future estimated annual cost increases after the spin-off, attributable to various factors such as the following:

•	Personnel required to operate as a stand-alone public company;

•	Possible changes in compensation with respect to new and existing positions;

•	The level of assistance required from professional service providers;

•	Differences in insurance premiums and bonding costs as a stand-alone public company;

•	Differences in health and welfare costs associated with changes in employee benefit plans; and

•	The amount of capital expenditures for information technology infrastructure investments associated with being a stand-alone public company.

In addition, prior to the spin-off, the Bank sold loans to affiliates for two reasons: (1) to fund the loans to term through the issuance of an asset back securitization and (2) to enable the affiliates to manage loans that were granted forbearance or were 90 days or more past due. As a result of these past practices, the Bank’s historical credit results do not reflect charge-offs or recoveries. The following results, pro forma for the effects of the spin-off, have not been adjusted to reflect what the delinquencies, charge-offs and recoveries would have been, had the Bank not sold these loans to its affiliates. After the spin-off, the Bank’s results will reflect delinquencies and related charge-offs/recoveries as it is contemplated that it will retain loans throughout the life of the account.

The unaudited condensed consolidated financial statements of SLM BankCo adjusted pro forma for the effects of the spin-off have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

The pro forma adjustments are based on preliminary estimates, accounting judgments and currently available information and assumptions that Existing SLM’s management believes are reasonable. The unaudited financial information of SLM BankCo adjusted pro forma for the effects of the spin-off has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations had the spin-off actually occurred on the date indicated, nor is such unaudited pro forma financial information necessarily indicative of the results to be expected for any future period. A number of factors may affect the results. See “Risk Factors” and “Forward-Looking Statements” in the Form 8-K.

For additional information on the preparation of the unaudited pro forma condensed consolidated financial statements of NewCo and the structure and accounting of the separation and distribution, please review the registration statement on Form 10 that NewCo filed with the SEC on December 6, 2013, which can be accessed at www.sec.gov/edgar.

Below is the unaudited condensed consolidated balance sheet for SLM BankCo pro forma for the effects of the spin-off as of September 30, 2013.

SLM BANKCO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2013

(In millions)

	Stand-alone SLM BankCo(1)	Separation Adjustments		Pro Forma SLM BankCo
Assets
Interest earning assets:
Cash and investments	$1,810	$566	(a)	$2,376
Private Education Loans (net of allowance for losses of $54)	6,162	—		6,162
FFELP Loans (net of allowance for losses of $5)	1,215	—		1,215
Other interest-earning assets	4	—		4

Total interest-earning assets	9,191	566		9,757
Other assets	455	—		455

Total assets	$9,646	$566		$10,212

Liabilities and Equity
Deposits	$7,952	$—		$7,952
Other liabilities	527	—		527

Total liabilities	8,479	—		8,479

Preferred stock, par value $.20 per share, 20 million shares authorized
Series A: 3.3 million shares issued, respectively, at stated value of $50 per share	—	165	(b)	165
Series B: 4 million shares issued, respectively, at stated value of $100 per share	—	400	(b)	400
Common stock	—	—		—
Additional paid-in capital	752	1	(c)	753
Accumulated other comprehensive income	40	—		40
Retained earnings	370	—		370

Total stockholders’ equity	1,162	566		1,728
Non-controlling interest	5	—		5

Total equity	1,167	566		1,733

Total liabilities and equity	$9,646	$566		$10,212

(1)	Represents the operations, assets, liabilities and equity of SLM BankCo, which will be comprised of the Bank, Upromise Rewards, the Sallie Mae insurance business, and the private education loan origination functions. Included in these amounts are certain general corporate overhead expenses related to SLM BankCo.

Notes:

(a)	In connection with the spin-off, SLM BankCo, by reason of a statutory merger, will succeed Existing SLM as the issuer of the Series A Preferred Stock and the Series B Preferred Stock. SLM BankCo will retain $566 million cash, $565 million of which will offset the obligation attributable to the principal of the Series A Preferred Stock and the Series B Preferred Stock. The remainder of $1 million will be treated as additional paid-in capital.
(b)	SLM BankCo, by reason of a statutory merger, will succeed Existing SLM as the issuer of the Series A Preferred Stock and the Series B Preferred Stock.
(c)	Following the spin-off, SLM BankCo will retain $1 million as additional paid-in capital.

Below is the unaudited pro forma condensed consolidated income statement for SLM BankCo pro forma for the effects of the spin-off for the nine months ended September 30, 2013.

SLM BANKCO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

NINE MONTHS ENDED SEPTEMBER 30, 2013

(In millions)

	Stand-alone SLM BankCo(1)	Separation Adjustments	Pro Forma SLM BankCo
Interest income:
Total interest income	$405	$—	$405
Total interest expense	65	—	65

Net interest income	340	—	340
Less: provisions for loan losses	40	—	40

Net interest income after provisions for loan losses	300	—	300

Other income:
Gains on sales of loans and investments(2)	192	—	192
Other	27	—	27

Total other income	219	—	219

Expenses:
Operating expenses	202	2 (a)	204
Acquired intangible asset amortization expense	2	—	2
Restructuring and other reorganization expenses	1	—	1

Total expenses	205	2	207

Income before tax expense	314	(2)	312
Income tax expense(3)	117	(1)	116

Net income	197	(1)	196
Less: net loss attributable to noncontrolling interest	(1)	—	(1)
Preferred stock dividends	—	15 (b)	15

Income available to common shareholders	$198	$(16)	$182

(1)	Represents the operations, assets, liabilities and equity of SLM BankCo, which will be comprised of the Bank, Upromise Rewards, the Sallie Mae insurance business, and the private education loan origination functions. Included in these amounts are certain general corporate overhead expenses related to SLM BankCo.
(2)	Gains on sales of loans and investments during the period represent gains from the sale of loans to NewCo.
(3)	The pro forma income tax expense rate of approximately 37 percent is based on historical statuatory rates. However, SLM BankCo’s post-spin effective tax rate will increase to approximately 40 percent. The increase is primarily driven by operations being moved into the Bank. These operations are located in jurisdictions with higher tax rates than current Bank operations. The rate increase should have an immaterial impact on SLM BankCo’s equity.

Notes:

(a)	Represents $15 million of personnel and information technology costs related to the servicing functions moving out of NewCo and into SLM BankCo and $5 million in long-term contracts with NewCo and is net of the $18 million intercompany servicing fee historically paid to NewCo to service SLM BankCo’s private education loans.
(b)	In connection with the spin-off, SLM BankCo, by reason of a statutory merger, will succeed Existing SLM as the issuer of the Series A Preferred Stock and the Series B Preferred Stock. The adjustment reflects the effect of the dividends on the Series A and B Preferred Stock.

Below is the unaudited condensed consolidated income statement for SLM BankCo pro forma for the effects of the spin-off for the year ended December 31, 2012.

SLM BANKCO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

YEAR ENDED DECEMBER 31, 2012

(In millions)

	Stand-alone SLM BankCo(1)	Separation Adjustments	Pro Forma SLM BankCo
Interest income:
Total interest income	$492	$1 (a)	$493
Total interest expense	83	—	83

Net interest income	409	1	410
Less: provisions for loan losses	66	—	66

Net interest income after provisions for loan losses	343	1	344

Other income:
Gains on sales of loans and investments(2)	235	—	235
Other	32	—	32

Total other income	267	—	267

Expenses:
Operating expenses	254	6 (b)	260
Acquired intangible asset amortization expense	12	—	12
Restructuring and other reorganization expenses	1	—	1

Total expenses	267	6	273

Income before tax expense	343	(5)	338
Income tax expense(3)	126	(2)	124

Net income	217	(3)	214
Less: net loss attributable to noncontrolling interest	(2)	—	(2)
Preferred stock dividends	—	20 (c)	20

Income available to common shareholders	$219	$(23)	$196

(1)	Represents the operations, assets, liabilities and equity of SLM BankCo, which will be comprised of the Bank, Upromise Rewards, the Sallie Mae insurance business, and the private education loan origination functions. Included in these amounts are certain general corporate overhead expenses related to SLM BankCo.
(2)	Gains on sales of loans and investments during the period represent gains from the sale of loans to NewCo.
(3)	The pro forma income tax expense rate of approximately 37 percent is based on historical statutory rates. However, SLM BankCo’s post-spin effective tax rate will increase to approximately 40 percent. The increase is primarily driven by operations being moved into the Bank. These operations are located in jurisdictions with higher tax rates than current Bank operations. The rate increase should have an immaterial impact on SLM BankCo’s equity.

Notes:

(a)	Represents interest income on the additional cash retained by SLM BankCo as part of the separation.
(b)	Represents $19 million of personnel and information technology costs related to the servicing functions moving out of NewCo and into SLM BankCo and $7 million in long-term contracts with NewCo and is net of the $20 million intercompany servicing fee historically paid to NewCo to service SLM BankCo’s private education loans.
(c)	In connection with the spin-off, SLM BankCo, by reason of a statutory merger, will succeed Existing SLM as the issuer of the Series A Preferred Stock and the Series B Preferred Stock. The adjustment reflects the effect of the dividends on the Series A and B Preferred Stock.

Certain Financial and Statistical Information of SLM BankCo and the Bank

This section provides an overview of certain financial and statistical information of SLM BankCo and the Bank. The information includes SLM BankCo’s net interest margin and deposits adjusted pro forma for the effects of the spin-off and historical information on the Bank’s net interest margin, allowance for loan losses, its key credit quality indicators, and its capital information.

Net Interest Margin

The following table shows SLM BankCo’s daily average net interest margin before provision for loan losses for the nine months ended September 30, 2013 and the year ended December 31, 2012 adjusted pro forma for the effects of the spin-off.

	Nine months ended September 30, 2013			Year ended December 31, 2012
$’s in millions	Average Balance	Interest Income/Expense	% Yield	Average Balance	Interest Income/Expense	% Yield
Average Assets
Private education loans	$5,650	$358	8.46%	$5,296	$447	8.43%
FFELP loans	1,098	27	3.33	527	15	2.85
Other loans	—	—	—	15	1	6.37
Taxable securities	581	17	3.99	556	25	4.61
Tax exempt	—	—	—	—	—	—
Cash and short term investments	1,933	3	0.20	1,481	5	0.32

Total interest-earning assets	9,262	$405	5.85%	7,875	$493	6.26%
Non-interest-earning assets	847			473

Total assets	$10,109			$8,348

Average Liabilities and Equity
Brokered deposits	$4,869	$46	1.26%	$4,004	$65	1.63%
Retail and other deposits	2,918	19	0.88	2,070	18	0.86

Total interest-bearing deposits	7,787	65	1.12	6,074	$83	1.37
Other interest-bearing liabilities	18	—	0.13	41	—	0.14

Total interest-bearing liabilities	$7,805	$65	1.11%	$6,115	$83	1.36%
Non-interest-bearing liabilities	686			588
Equity	1,618			1,645

Total liabilities and equity	$10,109			$8,348

Net interest margin		$340	4.91%		$410	5.21%

The following table shows the Bank’s historical daily average net interest margin on the loans that are part of the private education loan portfolio for the nine months ended September 30, 2013 and the year ended December 31, 2012.

	Nine months ended September 30, 2013	Year ended December 31, 2012
Gross private education loan yield	8.47%	8.43%
Discount amortization/accretion	(0.01)	0.01

Net loan yield	8.46	8.44
Cost of funds(1)	(0.96)	(1.09)

Private education loan spread	7.50	7.35
Other interest-earning asset spread impact	(1.31)	(1.06)

Net interest margin	6.19%	6.29%

$’s in millions
Private education loans	$5,650	$5,296
Other interest-earning assets	1,053	757

Total consumer banking interest-earning assets	$6,703	$6,053

(1)	Includes the effect of zero cost equity funding.

Allowance for Loan Losses

The following table summarizes the Bank’s historical allowance for loan losses activity for the nine months ended September 30, 2013 and the year ended December 31, 2012.

($’s in millions) Allowance For Loan Losses	FFELP	Private Education Loans	Total
Nine months ended September 30, 2013
Allowance at beginning of period	$4	$65	$69
Less charge-offs(1)	(2)	—	(2)
Plus recoveries	—	—	—

Net charge-offs	(2)	—	(2)
Write-down to fair market value(2)	—	(48)	(48)
Plus provisions	3	37	40

Allowance at end of period	$5	$54	$59

Year ended December 31, 2012
Allowance at beginning of period	$—	$69	$69
Less charge-offs(1)	—	—	—
Plus recoveries	—	—	—

Net charge-offs	—	—	—
Additional paid-in capital adjustment	—	(17)	(17)
Write-down to fair market value(2)	—	(49)	(49)
Plus provisions	4	62	66

Allowance at end of period	$4	$65	$69

(1)	Private education loans were sold to NewCo prior to being charged off.
(2)	Represents fair value write-downs on delinquent loans sold to NewCo recorded at the time of sale.

Key Credit Quality Indicators.

The following table highlights the principal historical balance of the private education loan portfolio of the Bank stratified by the key credit quality indicators as of September 30, 2013 and December 31, 2012.

	Credit Quality Indicators Private Education Loans
	September 30, 2013		December 31, 2012
$’s in millions	Balance	%	Balance	%
Cosigner
With Cosigners	$5,585	90%	$4,960	90%
Without Cosigner	630	10	548	10

Total	$6,215	100%	$5,508	100%

FICO at Origination
‹ 670	$443	7%	$395	7%
670—709	1,284	21	1,075	20
710—749	1,556	25	1,362	25
›= 750	2,932	47	2,676	48

Total	$6,215	100%	$5,508	100%

Average FICO at origination	745		746
Seasoning
1 – 12 payments	$1,675	27%	$1,677	30%
13 – 24 payments	954	15	1,501	27
25 – 36 payments	753	12	541	10
37 – 48 payments	122	2	33	1
More than 48 payments	20	—	7	—
Not yet in repayment	2,691	44	1,749	32

Total	$6,215	100%	$5,508	100%

Delinquencies by vintage
In school/grace/deferment	$2,691	43%	$1,749	32%
In forbearance	5	—	9	—
In repayment
Current	3,467	56	3,706	67
31 – 60 days	37	1	33	1
61 – 90 days	15	—	10	—
› 90 days	—	—	1	—

Total loans in repayment	3,519	57	3,750	68

Total private education loans, gross	6,215		5,508
Unamortized premium/discount	1		5

Total private education loans	$6,216	100%	$5,513	100%

Deposits

The following tables shows SLM BankCo’s deposits pro forma for the effects of the spin-off as of September 30, 2013 and December 31, 2012.

	Deposit Portfolio
$’s in millions	September 30, 2013	% of Total	% Cost	December 31, 2012	% of Total	% Cost
Retail deposits	$2,775	35%	0.94%	$2,131	27%	1.09%
Brokered deposits(1)	4,732	60	1.18	5,167	66	1.31
Other deposits	445	5	0.13	502	7	0.04

Total deposits	$7,952	100%	1.03%	$7,800	100%	1.17%

(1)	Total brokered deposits include money market deposit accounts, which are excluded from the maturity schedule below.

	Deposit Maturity Schedule
$’s in millions	September 30, 2013	December 31, 2012
Brokered deposits(1)
Remaining maturity:
Three months or less	$426	$114
After three through six months	306	407
After six through twelve months	885	458
After twelve months	1,896	3,088

Total brokered deposits(1)	$3,513	$4,067

(1)	The brokered deposits maturity schedule excludes money market deposit accounts.

Bank Capital

The following tables show the Bank’s historical capital levels and capital ratios as of September 30, 2013 and December 31, 2012.

Capital Ratios

	September 30, 2013	December 31, 2012
Total risk-based capital	16.24%	16.08%
Tier 1 risk-based capital	15.43%	15.03%
Tier 1 leverage	12.15%	11.54%
Tier 1 common to risk-weighted assets	15.43%	15.03%

GAAP to Regulatory Capital Reconciliation

$’s in millions	September 30, 2013	December 31, 2012
Shareholder equity(1)	$1,182	$1,012
Less intangible assets	—	—
Less preferred stock(1)	—	—

Tangible common equity	1,182	1,012
Total assets	9,683	9,109
Less intangible assets	—	—

Tangible assets	9,683	9,109
Tangible common equity to tangible assets ratio	12.2%	11.1%
Tier 1 common equity:
Shareholder equity	1,182	1,012
Qualifying capital securities:
Less goodwill	—	—
Less accumulated other comprehensive income	40	14
Less other assets	—	—

Total Tier 1 capital	1,142	998
Less qualifying capital securities	—	—
Less preferred stock(1)	—	—

Total Tier 1 common equity	1,142	998
Net risk-weighted assets	$7,400	$6,635
Tier 1 common equity ratio	15.4%	15.0%

(1)	Does not include the Series A Preferred Stock and Series B Preferred Stock outstanding at the time of the closing of the separation and distribution.

In July 2013, the federal banking regulators issued the U.S. Basel III final rule. For a more detailed description of the U.S. Basel III final rule, please see “Risk Factors” below. The Bank will be subject to the U.S. Basel III final rule, including its increased risk-based capital requirements and increased leverage capital requirements beginning on January 1, 2015. In addition, as currently proposed as part of the separation, SLM BankCo will serve as an additional source of strength by having approximately $70 million of equity from subsidiaries other than the Bank at the closing date of the spin-off plus $165 million of Series A Preferred Stock and $400 million of Series B Preferred Stock. The existing Series B Preferred Stock could potentially qualify as Additional Tier 1 capital under Basel III standards were Basel III to apply at the SLM BankCo level.

Certain Relationships and Related Party Transactions

Agreements with NewCo

Following the spin-off, SLM BankCo and NewCo will operate separately, each as an independent public company. Prior to the spin-off, Existing SLM, SLM BankCo and NewCo will enter into a separation and distribution agreement and SLM BankCo and NewCo will enter into various other agreements that will effect the separation, provide a framework for SLM BankCo’s relationship with NewCo after the spin-off and provide for the allocation between SLM BankCo and NewCo of all of Existing SLM’s assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after NewCo’s separation from SLM BankCo. In addition to the separation and distribution agreement, these agreements will include a transition services agreement, a tax sharing agreement, an employee matters agreement, a loan servicing and administration agreement, a joint marketing agreement, a key systems agreement, a data sharing agreement and a master lease agreement, each of which is summarized below. When used in this section, “distribution date” refers to the date to be set by the board of directors of Existing SLM, on which SLM BankCo distributes NewCo’s common stock to the holders of Existing SLM common stock.

Separation and Distribution Agreement

The following discussion summarizes the material provisions of the separation and distribution agreement that will be entered into among Existing SLM, SLM BankCo and NewCo. The separation and distribution agreement will, among other things, (i) set forth SLM BankCo’s agreements with NewCo and Existing SLM regarding the internal corporate reorganization and other transactions necessary to separate NewCo from SLM BankCo, (ii) provide for the rights and obligations of the parties relating to the distribution of shares of NewCo’s common stock by SLM BankCo and (iii) sets forth other agreements that will govern certain aspects of SLM BankCo’s relationship with NewCo after the distribution date, as described below. The following summary is qualified in its entirety by reference to the full text of the separation and distribution agreement, which will be filed as an exhibit to NewCo’s registration statement on Form 10.

The Separation

The agreement will set forth SLM BankCo’s agreements with NewCo and Existing SLM regarding the internal corporate reorganization and other transactions necessary to separate NewCo from SLM BankCo. For additional information regarding the internal corporate reorganization, see “The Spin-Off—Internal Corporate Reorganization” in this Form 8-K.

The agreement will identify the assets (including contracts) to be assigned or transferred to each of SLM BankCo (or its affiliates) and NewCo (or its affiliates) as part of their separation into two companies, and it will provide for when and how these assignments and transfers will occur. The agreement will provide that substantially all liabilities arising out of or resulting from the conduct of Existing SLM’s business prior to the spin-off will remain the responsibility of or be assumed by NewCo or one of its subsidiaries. The separation and distribution agreement will provide, among other things, that subject to the terms and conditions contained therein:

•	Substantially all assets related to the businesses and operations of Existing SLM’s consumer banking business, including the private education loans and FFELP loans held by the Bank, the new servicing and collections business to be operated by Private ServiceCo, Upromise Rewards and the insurance business (the “SLM BankCo Assets”) will be retained by or transferred to SLM BankCo or one of its subsidiaries;

•	Substantially all assets related to the businesses and operations of Existing SLM’s private education loan, FFELP loan, DSLP and servicing and collections businesses and portfolios of FFELP loans and private education loans not held by the Bank (the “NewCo Assets”), will be transferred to or retained by NewCo or one of its subsidiaries;

•	All liabilities (including whether accrued, contingent or otherwise and whether known or unknown) arising out of or resulting from (i) the SLM BankCo Assets or the NewCo Assets or the conduct of the private education loan business and the consumer banking business by Existing SLM and its affiliates, in each case incurred prior to the spin-off, other than those expressly assumed by SLM BankCo or one of its subsidiaries pursuant to the separation and distribution agreement and (ii) the NewCo Assets or the conduct of the business of NewCo and its subsidiaries, incurred from and after the spin-off (collectively, the “NewCo Business Liabilities”), will be the responsibility of or be assumed by NewCo or one of its subsidiaries, and NewCo will indemnify and hold harmless SLM BankCo against any all claims, actions, damages or expenses arising therefrom;

•	All liabilities (including whether accrued, contingent or otherwise and whether known or unknown) arising out of any discontinued or sold businesses of Existing SLM or any of its subsidiaries or affiliates (including the Campus Solutions and the Upromise 529 college savings plan administration business) (together with the NewCo Business Liabilities, the “NewCo Liabilities”), will be the responsibility of or be assumed by NewCo, and NewCo will indemnify and hold harmless SLM BankCo against any and all claims, actions, damages or expenses arising therefrom;

•	All liabilities (including whether accrued, contingent or otherwise and whether known or unknown) incurred from and after the spin-off arising out of or resulting from the SLM BankCo Assets or relating to the conduct of the businesses retained by or transferred to SLM BankCo and its affiliates, which are not expressly assumed by NewCo or one of its subsidiaries pursuant to the separation and distribution agreement (collectively, the “SLM BankCo Liabilities”), will be the responsibility of or be assumed by SLM BankCo or one of its subsidiaries, and SLM BankCo will indemnify and hold harmless NewCo against any and all claims, actions, damages or expenses arising therefrom; and

•	Certain contracts relating to the businesses of both NewCo and SLM BankCo will be assigned in whole or in part to NewCo, SLM BankCo or their applicable subsidiaries or be appropriately amended or duplicated.

Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, neither SLM BankCo nor NewCo will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either SLM BankCo or NewCo, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests, or judgments are not complied with.

Information in this Form 8-K with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. The separation and distribution agreement will provide that, if the transfer or assignment of assets and liabilities to SLM BankCo or NewCo, as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, SLM BankCo or NewCo, or their respective subsidiaries, as applicable, will hold such assets on behalf of and for the benefit of the other party and will pay, perform, and discharge such liabilities for the benefit of the other party, subject to reimbursement or advancement of funds to SLM BankCo or NewCo, as applicable, with respect to such payments and liabilities.

The Distribution

The agreement will govern the rights and obligations of the parties regarding the distribution following the completion of the internal corporate reorganization and spin-off. On the distribution date, SLM BankCo will distribute to holders of Existing SLM common stock held as of the record date for the spin-off, on a 1-to-1 basis, all of the issued and outstanding shares of NewCo’s common stock.

Conditions to the Distribution

The agreement will provide that the distribution is subject to the satisfaction (or waiver by Existing SLM) of several conditions. Existing SLM’s board of directors has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the separation and the distribution and, to the extent it determines to so proceed, to determine the record date and the distribution date.

Settlement of Accounts Between SLM BankCo and NewCo

The agreement will provide that all intercompany receivables and payables that are between SLM BankCo or a SLM BankCo subsidiary, on the one hand, and NewCo or a NewCo subsidiary, on the other hand, will be settled, capitalized or cancelled. The agreement will also provide that at or prior to the distribution date, all bank and brokerage accounts owned by NewCo will be delinked from SLM BankCo accounts.

Releases

The separation and distribution agreement will provide that NewCo and its affiliates will release and discharge SLM BankCo and its affiliates from any and all liabilities except the SLM BankCo Liabilities. SLM BankCo and its affiliates will release and discharge NewCo and its affiliates from all liabilities that are SLM BankCo Liabilities.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, including the agreements described in this “Certain Relationships and Related Party Transactions.”

Indemnification

Pursuant to the agreement, NewCo will agree to indemnify, defend and hold harmless SLM BankCo, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	The NewCo Assets or the NewCo Liabilities;

•	The failure of NewCo or any of its subsidiaries to pay, perform or otherwise promptly discharge any of the NewCo Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

•	The conduct of any business, operation or activity by NewCo or any of its subsidiaries from and after the distribution;

•	Any breach by NewCo or any of its subsidiaries of the separation and distribution agreement or any of the ancillary agreements;

•	Any guarantee, indemnification obligation, surety bond or other credit support agreement for the benefit of NewCo or its subsidiaries that survives the distribution; and

•	Any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement on Form 10, the related information statement (as amended or supplemented), or any other disclosure document that describes the separation or the distribution or NewCo and its subsidiaries or primarily relates to the transactions contemplated by the separation and distribution agreement, other than any such statement or omission furnished by Existing SLM solely in respect of SLM BankCo or its subsidiaries.

SLM BankCo will agree to indemnify, defend and hold harmless NewCo, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	The SLM BankCo Assets or the SLM BankCo Liabilities;

•	The failure of SLM BankCo or any of its subsidiaries, other than NewCo and its subsidiaries, to pay, perform or otherwise promptly discharge any of the SLM Liabilities, in accordance with their respective terms whether prior to, at, or after the distribution; and

•	Any breach by SLM BankCo or any of its subsidiaries, other than NewCo and its subsidiaries, of the separation and distribution agreement or any of the ancillary agreements.

The separation and distribution agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Insurance

The separation and distribution agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and set forth procedures for the administration of insured claims. In addition, the agreement will allocate between the parties the right to proceeds and the obligation to incur specific deductibles under Existing SLM’s current insurance policies.

Non-Competition and Non-Solicitation

Pursuant to the separation and distribution agreement, SLM BankCo and NewCo will agree not to compete with the other in certain primary lines of business for specified periods. Each company will also agree with the other, subject to customary exceptions and for an agreed period, to hold confidential certain models, data and software related to pricing and historical default rates on securitization trusts for student loans. Each party will also agree not to solicit the other party’s employees for an agreed period, depending on the location of the employee.

Further Assurances

In addition to the obligations expressly set forth in the separation and distribution agreement, except as otherwise provided therein or in any ancillary agreement, both SLM BankCo and NewCo and their respective affiliates will agree to use reasonable best efforts prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.

Transition Committee

The separation and distribution agreement will provide that, prior to the completion of the spin-off, the parties will establish a transition committee that will consist of an equal number of members designated by each of SLM BankCo and NewCo. The transition committee will be responsible for monitoring and managing all matters related to the spin-off and all other transactions contemplated by the separation and distribution agreement or any ancillary agreement. The transition committee will have the power to establish various subcommittees from time to time as it deems appropriate or as may be described in the ancillary agreements. Following the spin-off, the NewCo members of the transition committee will periodically update and consult with the SMI board of directors (the “SMI Board”) on the progress of, and any unresolved issues relating to, the separation. As to unresolved issues, the SMI Board may direct the NewCo members of the transition committee how to proceed. Matters that are unable to be resolved by the members of the transition committee within a specified period will be escalated for resolution to the SLM BankCo board of directors (or a committee formed for that purpose) and the SMI Board. See “Preferred Stock Rights in SMI” below.

Other Matters

Other matters governed by the agreement will include access to financial and other information, confidentiality, access to and provision of records (including legal materials), responsibilities of legal staff and dispute resolution.

Termination

The separation and distribution agreement will provide that it may be terminated and the separation and distribution may be modified or abandoned at any time prior to the distribution date in the sole and absolute discretion of Existing SLM’s board of directors without the approval of any person, including the stockholders of any party. In the event of a termination of the agreement prior to the distribution date, no party, nor any of its directors, officers, or employees, will have any liability of any kind to the other party or any other person. After the distribution date, the agreement may not be terminated except by an agreement in writing signed by SLM BankCo and NewCo.

Transition Services Agreement

SLM BankCo and NewCo will enter into a transition services agreement prior to the distribution pursuant to which SLM BankCo and NewCo and their respective subsidiaries will provide various services to each other, on an interim, transitional basis. The following summary is qualified in its entirety by reference to the full text of the transition services agreement, which will be filed as an exhibit to NewCo’s registration statement on Form 10.

The services to be provided under the agreement include access to certain information technology and network infrastructure systems, information technology development, hosting and related support services, provision of certain short-term loan servicing functions, customer communications services, compliance infrastructure support services, access to shared facilities and certain student loan trust and other administrative support services. The agreed upon charges for such services are generally intended to allow the servicing party to recover all out-of-pocket costs and expenses and a predetermined profit based on a mark-up of such out-of-pocket expenses.

The agreement will provide that the transition committee established by the separation and distribution agreement, which will consist of an equal number of members designated by each of SLM BankCo and NewCo, will be responsible for monitoring and managing all matters related to the transition and the provision of services by either party to the other under the transition services agreement. The transition committee will have the power to establish various subcommittees from time to time as it deems appropriate or as may be described in the ancillary agreements. The NewCo members of the transition committee will periodically update and consult with the SMI Board on the progress of, and any unresolved issues relating to, the transition agreement and the provision of services thereunder. As to unresolved issues, the SMI Board may direct the NewCo members of the transition committee how to proceed. Matters that are unable to be resolved by the members of the transition committee within a specified period will be escalated for resolution to the SLM BankCo board of directors (or a committee formed for that purpose) and the SMI Board. See “Preferred Stock Rights in SMI” below.

The agreement will terminate on the expiration of the term of the last service provided under it, and in any event within 24 months after the distribution date. The recipient of a particular service generally may terminate that service prior to the scheduled expiration date, subject to a minimum notice period of 90 days. Due to interdependencies between services, if the termination of a particular service materially and adversely affects the provision of another continuing service, the parties will agree to negotiate to amend the terms of any such continuing service.

The agreement will provide that the provider of a service will not be liable to the recipient of such service for any special, indirect, incidental, punitive or consequential damages, except in the case of a breach of confidentiality obligations or with respect to other specified provisions.

Tax Sharing Agreement

SLM BankCo and NewCo will enter into a tax sharing agreement prior to the distribution that will generally govern SLM BankCo’s and NewCo’s respective rights, responsibilities and obligations after the distribution date with respect to taxes for any tax period ending on or before the distribution date, as well as tax periods beginning before and ending after the distribution date. Generally, NewCo will be liable for all pre-distribution U.S. federal income taxes, foreign income taxes and certain non-income taxes attributable to NewCo’s business. NewCo also will generally be liable for all post-distribution taxes attributable to its business. In addition, the tax sharing agreement will address the allocation of any tax liabilities that are incurred as a result of restructuring activities undertaken to effectuate the separation and distribution. The tax sharing agreement will also provide that NewCo is liable for taxes incurred by SLM BankCo that may arise if NewCo takes, or fails to take, as the case may be, specified actions that may result in the distribution failing to meet the requirements of a tax-free distribution under Section 355 of the Code. In this regard, among other things, the tax sharing agreement will restrict NewCo from engaging in certain transactions during a two-year Restricted Period that could prevent the distribution and related transactions from being tax-free to SLM BankCo and its stockholders for U.S. federal income tax purposes.

Employee Matters Agreement

In connection with the spin-off, SLM BankCo and NewCo will enter into an employee matters agreement that will govern SLM BankCo’s and NewCo’s compensation and employee benefit obligations with respect to the current and former employees of each company, and generally will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs. The employee matters agreement will provide for the treatment of outstanding Existing SLM equity awards. The employee matters agreement is also expected to set forth the general principles relating to employee matters, including with respect to the assignment and transfer of employees between SLM BankCo and NewCo, the assumption and retention of liabilities and related assets, expense reimbursements, workers’ compensation, leaves of absence and other matters with respect to such employees, the provision of comparable benefits and employee service credits, the sharing of employee information and the duplication or acceleration of benefits to certain employees.

Loan Servicing and Administration Agreement

Prior to the spin-off, NewCo will enter into a loan servicing and administration agreement with the Bank pursuant to which NewCo will provide servicing, administration and collection services for the Bank’s portfolio of FFELP loans, as well as servicing history information with respect to private education loans previously serviced by NewCo and access to certain promissory notes in NewCo’s possession. The loan servicing and administration agreement will have a fixed term with a renewal option in favor of the Bank. In general, NewCo will not be able to resign as the servicer or administrator for these loans except where continued service as the servicer or administrator would violate applicable law, including any rule, regulation or order of the Federal Reserve Board; however, no such resignation shall be effective until a replacement servicer and administrator shall have been appointed. Fees charged by NewCo under the loan servicing and administration agreement will be customary for agreements of this type between third parties and paid monthly.

Joint Marketing Agreement

SLM BankCo and NewCo will enter into a joint marketing agreement prior to the spin-off pursuant to which NewCo will provide exclusive access for SLM BankCo to cross-market certain of SLM BankCo’s products (including Smart Option student loans, Upromise memberships and certain insurance and bank deposit products) to NewCo’s customers. In addition, the joint marketing agreement will allow the parties to administer sweeps of Upromise Rewards funds to be used to pay down student loans serviced by NewCo and apply certain in-school payment benefits on loans serviced by NewCo through Upromise Rewards account credit. The joint marketing agreement will have a specified term. Fees charged by each of NewCo and SLM BankCo under the joint marketing agreement will be customary for agreements of this type between third parties and paid monthly.

Key Systems Agreement

SLM BankCo and NewCo will enter into a key systems agreement prior to the spin-off pursuant to which each of SLM BankCo and NewCo will continue to support file transfer services between SLM BankCo and NewCo, schools and other lenders in support of SLM BankCo’s loan origination process. The key systems agreement will have an initial term of five years. Fees charged by each of SLM BankCo and NewCo under the key systems agreement will be customary for agreements of this type between third parties and paid monthly.

Data Sharing Agreement

SLM BankCo and NewCo will enter into a data sharing agreement prior to the spin-off pursuant to which NewCo will provide certain private student loan data to SLM BankCo. The data sharing agreement will have an initial term of five years. Fees charged by NewCo under this agreement will be consistent with industry practices and paid monthly.

Master Lease Agreement

SLM BankCo and NewCo will enter into a master lease agreement prior to the spin-off pursuant to which NewCo will sublease a portion of its office facilities located in Reston, Virginia to SLM BankCo. The term of the sublease is expected to continue through January 2020. SLM BankCo, as lessee, will pay market rent to NewCo for the subleased facilities based on the pro rata cost of the space and operating expenses. Rent payments will generally be adjusted each year of the lease to reflect increases or decreases in operating and maintenance expenses and other factors. NewCo may generally terminate the sublease in the event of a material uncured default by SLM BankCo.

Preferred Stock Rights in SMI

SLM BankCo will acquire 100 percent of a new class of preferred stock (the “Special Preferred”) to be issued by SMI. SMI is the principal operating subsidiary of NewCo that provides its servicing and collections activities using servicing platforms and customer data repositories that will be accessible by SLM BankCo for an estimated one year transition period pursuant to the transition services agreement discussed above. The Special Preferred will represent 20 percent of the total voting power of all of the issued and outstanding shares of capital stock of SMI, and will entitle SLM BankCo to nominate and elect one of the five directors to the SMI Board, who will be the Chairman of the Board of SMI (the “Special Preferred Director”). The person nominated by SLM BankCo as the Special Preferred Director will be subject to approval by NewCo, such approval not to be unreasonably withheld, and will be required to meet all requirements and qualifications under applicable law.

The SMI Board will oversee on behalf of NewCo the separation, transition and migration of information technology functions provided by SMI and the private education loan customer data of SLM BankCo currently hosted by SMI. All separation, transition and migration issues that are unable to be resolved by the applicable transition committee at the operations level will be elevated by the NewCo members to the SMI Board, which will have authority to direct those members how to proceed.

To ensure a smooth and timely separation and migration of these customer data and information technology functions between SMI and SLM BankCo during the anticipated 18-month transition period, the Special Preferred will include certain approval rights in favor of SLM BankCo. Before SMI may take any of the following actions, it must first obtain the approval of a majority of the members of the SMI Board, which majority must include the Special Preferred Director:

•	A merger or consolidation to which SMI is a constituent party;

•	The hiring or firing of any executive officer of SMI or of any key employee with oversight over functions that may reasonably be expected to affect the IT transition contemplated under the transition services agreement; and

•	Any changes in the operations of SMI that would affect, in any material respect, the timely separation and migration of the customer data and servicing functions to SLM BankCo.

During the transition period, SLM BankCo and NewCo loans will continue to be serviced by each company’s employees from shared information technology platforms until each company is able to service its own customers on a stand-alone basis. The Special Preferred will result in SLM BankCo and SMI being deemed “affiliates” for purposes of Federal customer data privacy laws, including the Gramm-Leach-Bliley Act.

The Special Preferred will be redeemed by SMI for its liquidation value of $1,000 upon the earlier to occur of (x) SLM BankCo’s determination that the migration of the customer data and information technology functions is complete or (y) a date to be determined in 2015. Upon such redemption, the Special Preferred Director will be required to resign from the SMI Board and SLM BankCo will have no further right to elect a director or exercise any approval rights at SMI.

Risk Factors

Below are certain risk factors that relate to SLM BankCo and its affiliates in connection with the spin-off or that could jeopardize the occurrence of the spin-off. These are, however, not the only risks that SLM BankCo and its affiliates face in connection with the spin-off and the list below is not a conclusive list of risk factors that relate to the spin-off. In addition, Existing SLM prior to the spin-off, and SLM BankCo and its affiliates following the spin-off, are also exposed to other risks. Certain of these risks are disclosed in Item 1A, Risk Factors, of Existing SLM’s 2012 Form 10-K filed with the SEC on February 26, 2013 and its 2013 Form 10-Qs filed with the SEC on May 3, 2013, August 5, 2013 and October 28, 2013. When reading this Form 8-K, please also read the risk factors in this Form 10-K and these Form 10-Qs. Furthermore, additional risks and uncertainties not presently known or not currently believed to be material may also adversely affect Existing SLM prior to the spin-off and SLM BankCo and its affiliates post the spin-off. Any of the risk factors below or in Existing SLM’s most recent Form 10-K and the foregoing Form 10-Qs or of the other risks could materially and adversely affect the business, financial condition and results of operations of Existing SLM, SLM BankCo and its affiliates.

The proposed separation of Existing SLM’s current business into two, distinct, publicly traded entities is contingent upon the satisfaction of a number of conditions, which may not be consummated on the terms or timeline currently contemplated or may not achieve the intended results.

Existing SLM is currently pursuing a strategic plan to separate its existing organization into two publicly traded companies, an education loan management company and a consumer banking company. It is expected that the separation, if completed, will occur in the first half of 2014. The ability to timely effect the separation is subject to several conditions, including, among others, the separation of interconnections among our businesses, receipt of a favorable private letter ruling from the IRS and the SEC declaring effective a registration statement relating to the securities of the separated entity. It cannot be assured that the separation will be completed in a timely fashion, if at all. For these and other reasons, the separation may not be completed on the terms or timeline as contemplated. Further, if the separation is completed, it may not achieve the intended results. Any such difficulties could adversely affect Existing SLM’s business, results of operations or financial condition.

The actions required to implement the complete separation of Existing SLM’s current businesses into two distinct, publicly traded entities will take significant management time and attention and could disrupt operations.

The complete separation of Existing SLM’s existing organization into two publicly traded companies will require significant ongoing execution and administration at all levels of SLM BankCo well beyond the spin-off of NewCo by Existing SLM. A team of employees is charged with implementing the separation reporting frequently to management on status and progress of the project. For the foreseeable future, high-level employees and management will continue to dedicate a significant amount of time to the implementation of the separation to ensure that it is carried out timely and appropriately. The time and attention that high-level employees and management dedicate to the separation could limit the time and attention spent on managing the business which could disrupt current and future operations.

SLM BankCo will incur significant costs in connection with being a stand-alone company and lose the advantage of Existing SLM’s larger size and purchasing power.

SLM BankCo will incur significant costs in connection with the transition to being a stand-alone public company and implementing the separation, including costs to separate information systems, accounting, tax, legal and other professional services costs and recruiting and relocation costs associated with hiring key senior management personnel new to SLM BankCo. In addition, as part of Existing SLM, the businesses that will be operated out of SLM BankCo have historically taken advantage of Existing SLM’s size and purchasing power in procuring goods and services. After the separation, as a separate independent entity, SLM BankCo will no longer be able to rely on this joint purchasing power and, as a result, it may be unable to obtain goods and services from third-party service providers and vendors at prices or on terms as favorable as those it obtained prior to the separation. Furthermore, prior to the separation, the SLM BankCo businesses have obtained services from, or engaged in transactions with, Existing SLM affiliates under intercompany agreements. NewCo and its affiliates will provide services for BankCo and its affiliates following the spin-off under a transition services agreement for a transition period and potentially thereafter. The fees charged by NewCo and its affiliates for the provision of these services to SLM BankCo and is affiliates may be higher than those charged prior to the separation. All of these factors will result in costs that are higher than the amounts reflected in historical financial statements which could cause SLM BankCo’s profitability to decrease.

SLM BankCo may not achieve some or all of the expected benefits of the spin-off, and the separation may adversely affect its business.

SLM BankCo may not be able to achieve the full strategic and financial benefits expected to result from the spin-off, or such benefits may be delayed or not occur at all. The spin-off is expected to provide the following benefits, among others: (i) a distinct investment identity allowing investors to evaluate the merits, performance, and future prospects of SLM BankCo separately from NewCo; (ii) cash flows significantly in excess of preferred stock dividend and debt service obligations; (iii) more efficient allocation of capital for SLM BankCo and NewCo; (iv) reducing the likelihood SLM BankCo is designated a systemically important financial institution ; and (v) a separate equity structure that allows direct access by SLM BankCo to the capital markets and the use of SLM BankCo equity for acquisitions and equity compensation.

SLM BankCo may not be able to realize these and other anticipated benefits for a variety of reasons, including, among others: (a) the spin-off will continue to require significant amounts of management’s time and effort for the foreseeable future, which may divert management’s attention from operating SLM BankCo’s business; (b) following the spin-off, SLM BankCo may be more susceptible to market fluctuations and other adverse events than if it were still a part of Existing SLM as a whole; (c) following the spin-off, SLM BankCo’s business will be less diversified than Existing SLM’s business prior to the separation; and (d) other actions required to separate SLM BankCo’s and NewCo’s respective businesses could disrupt SLM BankCo’s operations. If SLM BankCo fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, the business, financial condition and results of operations of SLM BankCo could be adversely affected and the value of its stock could be impacted.

SLM BankCo cannot predict the effect of the spin-off on the market value of its common stock and after the spin-off its stock price may fluctuate significantly.

Existing SLM cannot predict the prices at which shares of SLM BankCo’s common stock may trade after the spin-off. It can also not predict the effect of the spin-off on the trading prices of SLM BankCo’s common stock or whether the combined market value of the shares of SLM BankCo common stock and the shares of NewCo common stock will be less than, equal to or greater than the market value of Existing SLM common stock immediately prior to the spin-off.

The market price of shares of SLM BankCo common stock may fluctuate significantly due to a number of factors, some of which may be beyond SLM BankCo’s control, including:

•	Actual or anticipated fluctuations in SLM BankCo’s operating results;

•	The smaller market capitalization of SLM BankCo;

•	Changes in earnings estimated by securities analysts or SLM BankCo’s ability to meet those estimates;

•	Uncertainty relating to the dividend policy between the Bank and SLM BankCo as a stand-alone entity;

•	The operating and stock price performance of comparable companies;

•	Changes to the regulatory and legal environment under which SLM BankCo operates; and

•	Domestic and worldwide economic conditions.

In addition, when the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against SLM BankCo could cause it to incur substantial costs and could divert the time and attention of its management and other resources, which could materially adversely affect SLM BankCo’s business, financing condition and results of operations.

The Bank and SMI are currently subject to ongoing consumer regulation investigations. The Bank is also subject to an ongoing 2008 cease and desist order jointly issued by the FDIC and the UDFI. Though Existing SLM is unaware of any applicable requirement that the FDIC, UDFI, or CFPB approve of the separation, there can be no assurances that these or other federal or state consumer or financial regulators will not seek to affect the timing, manner or terms of the spin-off, or prohibit the spin-off altogether.

The Bank is subject to state and FDIC regulation, oversight and regular examination, including by the CFPB. The FDIC and state regulators have the authority to impose fines, penalties or other limitations on the Bank’s operations should they conclude that its operations are not compliant with applicable laws and regulations. The Bank is currently subject to a 2008 cease and desist order issued jointly by the FDIC and the UDFI for weaknesses in its compliance function. Many of these weaknesses have previously been attributed to the Bank’s oversight of significant activities performed outside the Bank by its affiliates, including by companies that will become subsidiaries of NewCo. The separation is expected to ameliorate this condition due to the separation of SLM BankCo and NewCo (which will include the Bank) into two, independent publicly-traded companies.

In July 2013, the FDIC notified the Bank that it plans to replace the existing cease and desist order with a new formal enforcement action that will more specifically address certain cited violations of Section 5 of the FTC Act, including with respect to the SCRA, and the ECOA, and its implementing regulation, Regulation B. In November 2013, the FDIC notified the Bank that the new formal enforcement action will include civil money penalties and restitution. The Bank has been notified by the UDFI that it does not intend to join the FDIC in issuing the new enforcement action.

With respect to the alleged civil violations of Section 5 of the FTC Act relating to the SCRA, Existing SLM is also in discussions with the DOJ as the agency having primary authority for enforcement of SCRA matters, regarding settlement, remediation and a comprehensive restitution plan. The Bank is included in this inquiry as the originator of the loans serviced by SMI. Existing SLM does not believe the Bank is responsible for SMI’s actions or any restitution that may be rewarded, but there can be no assurance of this fact until this matter is resolved. It is not possible at this time to estimate a range of potential exposure, if any, to amounts that may be payable or costs that must be incurred by Existing SLM to comply with the terms of any order, settlement, remediation or restitution plan.

Existing SLM may be required to make further changes to the business practices and products of the Bank and other affiliates which may lead to additional costs that must be incurred to comply with the terms of any order.

Existing SLM has made and, following the spin-off SLM BankCo will continue to make, changes to the Bank’s oversight of significant activities performed outside the Bank by affiliates and to business practices in order to comply with all applicable laws and regulations and the terms of any cease and desist orders, including in connection with the pursuit of a strategic plan to separate Existing SLM into two publicly-traded companies by means of the spin-off. Existing SLM is cooperating fully with the FDIC, DOJ and CFPB in response to their investigations and requests for information and is in active discussions with each with respect to any potential actions to be taken against it. Depending on the outcome of currently pending actions by the FDIC, UDFI, DOJ and CFPB, SLM BankCo or the Bank could be required to, or otherwise determine to, make further changes to the business practices and products of the Bank, its other affiliates and third-party provider relationships following the spin-off to respond to regulatory concerns. Such changes to the business practices and products of the Bank or SLM BankCo’s other affiliates in response to current or future regulatory concerns and enforcement, or other action by the above referenced or other regulators, which may include civil money penalties and require restitution to customers, could materially and adversely impact SLM BankCo’s business, financial condition and results of operations.

SLM BankCo and NewCo will each be subject to restrictions under a tax sharing agreement between them, and a violation of the tax sharing agreement may result in tax liability to SLM BankCo and to its stockholders at the time of the spin-off.

In connection with the separation, SLM BankCo will enter into a tax sharing agreement with NewCo to preserve the tax-free treatment of the separation and distribution of NewCo. Under this tax sharing agreement, both SLM BankCo and NewCo will be restricted from engaging in certain transactions that could prevent the spin-off from being tax-free to SLM BankCo and its stockholders at the time of the spin-off for U.S. federal income tax purposes. Compliance with the tax sharing agreement and the restrictions therein may limit SLM BankCo’s near-term ability to pursue certain strategic transactions or engage in activities that might be beneficial from a business perspective, including M&A transactions. This may result in missed opportunities or the pursuit of business strategies that may not be as beneficial for SLM BankCo and which may negatively affect SLM BankCo’s anticipated profitability. Were NewCo to fail to comply with the restrictions in the tax sharing agreement and as a result the separation and distribution were determined to be taxable for U.S. federal income tax purposes, SLM BankCo and its stockholders at the time of the spin-off that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities. Although the tax sharing agreement will provide that NewCo is required to indemnify SLM BankCo for taxes incurred by SLM BankCo that may arise were NewCo to fail to comply with its obligations under the tax sharing agreement, there is no assurance that NewCo will have the funds to satisfy that liability. Also, NewCo will not be required to indemnify Existing SLM stockholders for any tax liabilities they may incur for its violation of the tax sharing agreement.

The revised capital requirements under the U.S. Basel III capital rules impose heightened capital standards which may adversely affect SLM BankCo’s business, results of operations, and financial position.

In July 2013, the federal banking regulators issued the U.S. Basel III final rule. The final rule implements the Basel III capital framework in the United States and certain provisions of the Dodd-Frank Act, including the Collins Amendment. The U.S. Basel III final rule will apply to the Bank beginning on January 1, 2015. Consistent with the Basel Committee on Banking Supervision’s Basel III capital framework, the U.S. Basel III final rule includes a new minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 4.5 percent and a Common Equity Tier 1 capital conservation buffer of greater than 2.5 percent of risk-weighted assets that will apply to all U.S. banking organizations, including the Bank. Failure to maintain the capital conservation buffer will result in increasingly stringent restrictions on a banking organization’s ability to make dividend payments and other capital distributions and pay discretionary bonuses to executive officers. The capital conservation buffer and certain other aspects of the U.S. Basel III final rule will be phased in over several years. The final rule also increases the minimum ratio of Tier 1 capital to risk-weighted assets from 4 percent to 6 percent, while maintaining the current minimum total risk-based capital ratio of 8 percent. The Bank will also be subject to increased leverage capital requirements as its leverage ratio, Tier 1 capital to average total consolidated assets (minus amounts deducted from Tier 1 capital), must be at least 4 percent. Effective January 1, 2015, the final rule revises the capital categories, including the well-capitalized category, in the prompt corrective action framework applicable to insured depository institutions such as the Bank to reflect the higher Basel III capital ratios.

If, following the separation, the Bank fails to satisfy regulatory capital or leverage capital requirements, the Bank may be subject to serious regulatory sanctions which could also have an impact on SLM BankCo. If any of these sanctions were to occur, they could prevent SLM BankCo from successfully executing its business plan and may have a material adverse effect on its business, results of operations, and financial position.

Although Existing SLM, as a subsidiary of NewCo following the spin-off, will continue to be responsible for all of its liabilities and potential liabilities, there is no assurance that claims related to such liabilities and the prior use of the “Sallie Mae” brand will not be alleged or pursued against SLM BankCo, or that SLM BankCo will not suffer reputational harm as a result of liabilities attributable to and the responsibility of Existing SLM and NewCo.

For over 40 years, Existing SLM and its predecessors have been operating in the education loan market using the brand “Sallie Mae.” In the course of its various business activities over that period, Existing SLM has incurred liabilities (both known and unknown) and has been and continues to be subject to litigation and threatened or potential litigation by customers, third-party service providers and vendors and other counterparties. Existing SLM has also built up the brand and reputation of “Sallie Mae” in the education loan market and with the public, which is subject to some risk in today’s regulatory environment. Existing SLM also regularly raises funds in the capital markets, and is the largest participant in the student-loan securitization market.

In connection with the spin-off and by virtue of the SLM Merger, SLM BankCo will become the publicly-traded successor to Existing SLM. It will change its name to “SLM Corporation” and operate under the “Sallie Mae” brand, and its common stock will trade on the Nasdaq Global Select Market under the trading symbol “SLM.” Pursuant to the SLM Merger and an internal corporate reorganization that will precede the spin-off, Existing SLM will become a wholly owned subsidiary of NewCo and change its name, and it will retain directly or indirectly the liabilities associated with Existing SLM’s businesses, other than SLM BankCo’s consumer banking business. While all debts, liabilities and duties of Existing SLM will remain the obligation of Existing SLM, including all existing and potential claims and litigation against it, litigants and other claimants may pursue allegations against SLM BankCo due to confusion or a misunderstanding as to which entity is the responsible party, especially given that SLM BankCo will adopt Existing SLM’s name in connection with the spin-off and operate under the Sallie Mae brand. Although NewCo, under the separation and distribution agreement to be entered into in connection with the spin-off, will be required to indemnify SLM BankCo against all liabilities, claims, damages or expenses incurred by SLM BankCo arising out of or relating to the past or future conduct of the businesses of Existing SLM, there is no assurance that Existing SLM will not dispute its indemnification obligation in certain instances or that it will have sufficient funds to satisfy its indemnification obligation. Management of SLM BankCo may also be required to devote a significant amount of time to defending against liabilities and claims that are the responsibility of Existing SLM. There is also no assurance that SLM BankCo will not be exposed to reputational harm resulting from matters that relate to NewCo’s education loan management business and as to which SLM BankCo has no responsibility or control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

Date: December 20, 2013	By:	/s/ Joseph A. DePaulo
Joseph A. DePaulo
Executive Vice President – Banking and Finance